                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12

                                  TENNECO INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

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      2)    Aggregate number of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4)    Proposed maximum aggregate value of transaction:

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      5)    Total fee paid:

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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

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      2)    Form, Schedule or Registration Statement No.:

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      4)    Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (01-07)

TENNECO INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000                                                    (TENNECO LOGO)

                                                                   April 2, 2008

To the Stockholders of Tenneco Inc.:

     The Annual Meeting of Stockholders of Tenneco Inc. will be held Tuesday, May 6, 2008, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.

     Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     A record of our activities for the year 2007 is contained in the Annual Report to Stockholders. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by either completing, executing and returning your proxy promptly or using our telephone or Internet voting procedures.

                                Very truly yours,
                                (-S- GREGG M. SHERRILL)
                                GREGG M. SHERRILL

                                 Chairman and Chief Executive Officer

TENNECO INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000                                                    (TENNECO LOGO)

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 6, 2008

     The Annual Meeting of Stockholders of Tenneco Inc. will be held at our principal executive offices located at 500 North Field Drive, Lake Forest, Illinois 60045 on Tuesday, May 6, 2008, at 10:00 a.m., local time.

     The purposes of the meeting are:

     1. To elect nine directors for a term to expire at the 2009 Annual Meeting of Stockholders;

     2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for 2008; and

     3. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 11, 2008 are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at our principal executive offices located at 500 North Field Drive, Lake Forest, Illinois 60045, and also will be available for inspection at the meeting.

     Each stockholder who does not expect to attend the meeting is urged to either complete, date and sign the enclosed proxy and return it to us in the enclosed envelope, which requires no postage if mailed in the United States, or utilize our telephone or Internet voting procedures.

                                           By Order of the Board of Directors

                                                    DAVID A. WARDELL
                                                   Corporate Secretary

Lake Forest, Illinois
April 2, 2008

TENNECO INC.                                                          (TENNECO LOGO)
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000




                                                                   April 2, 2008

                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Tenneco Inc. (which we refer to as we, us, our, Tenneco or our company) of proxies to be voted at the Annual Meeting of Stockholders on May 6, 2008, or at any adjournment or postponement thereof. Holders of common stock of record at the close of business on March 11, 2008 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. At March 11, 2008, there were 46,592,999 shares of common stock outstanding and entitled to vote. This proxy statement is first being mailed to stockholders on or about April 2, 2007.

                                   BACKGROUND

     In 1996, we were formed and spun off from the company that, at the time, was known as Tenneco Inc. After the spin-off, we held the former Tenneco Inc.'s automotive and packaging operations. In 1999, we spun off the packaging operations and, at that time, changed our name to "Tenneco Automotive Inc." In October 2005, we returned to the name "Tenneco Inc.", as we believe the name Tenneco better represents the continued expansion of our offerings through our commercial and specialty vehicle businesses.

     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2008

     Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for our Annual Meeting are available on the Internet. The proxy statement and the annual report to shareholders are available at www.tenneco.com/investors/documents.html.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

     Our Board of Directors currently comprises nine individuals, all of whom are proposed to be elected at this Annual Meeting to serve for a term to expire at the annual meeting of stockholders to be held in 2009 and until their successors are chosen and have qualified.

     The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

     You may vote "For" or "Against" any or all of the director nominees, or you may "Abstain" from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A "majority of the votes cast" means the number of "For" votes cast exceeds the number of "Against" votes cast. A proxy marked "Abstain" with respect to any director will not be counted in determining the total number of votes cast.

     Brief statements setting forth the age (at March 11, 2008), the principal occupation, the employment during at least the past five years, the year in which first elected a director and other information concerning each nominee appears below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED BELOW.

     Please note that because Tenneco is a Delaware corporation, under Delaware law, if an incumbent director is not elected, that director remains in office until the director's successor is duly elected and qualified or until the director's death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco's By-Laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year's proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Compensation/Nominating/Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the Compensation/Nominating/Governance Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
     FOR ONE-YEAR TERMS EXPIRING AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS

     CHARLES W. CRAMB -- Mr. Cramb has been Vice Chairman, Chief Finance and Strategy Officer of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, since September 2007. Mr. Cramb joined Avon in November 2005 as Executive Vice President, Finance and Technology and Chief Financial Officer. Mr. Cramb was Senior Vice President and Chief Financial Officer of The Gillette Company, a global manufacturer and marketer of a wide variety of consumer products, from 1997 until October 2005. He joined Gillette in 1970 and served in a number of financial positions. From 1976 to 1981, he held several key financial management positions in Gillette's European operations, including Manager, Financial Services, Gillette Europe, and Financial Controller, Gillette Industries Limited, UK. From 1981 to 1995, he held a series of senior financial management positions in the United States, including Controller, International Operations; Vice President, Finance and Strategic Planning, Gillette North Atlantic Group; Assistant Controller, The Gillette Company; and Vice President, Finance, Planning and Administration, Diversified Group. From 1995 to 1997, he was Corporate Vice President and Corporate Controller. He is a director of Idenix Pharmaceuticals, Inc., where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Cramb was elected a director of our company in March 2003, is 61 years old and is Chairman of the Audit Committee.

     DENNIS J. LETHAM -- Mr. Letham serves as Executive Vice President, Finance and Chief Financial Officer of Anixter International Inc., overseeing all of the company's finance, accounting, tax and internal audit activities in 49 countries. Prior to assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a ten-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President Controller. From 1983 to 1989, Mr. Letham held a number of senior financial positions for National Intergroup Inc. including its wholly-owned subsidiary National Aluminum Corporation that included Vice President Controller, Director of Corporate Accounting, and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelors degree from Pennsylvania State University's Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham who is 56 years old was elected a director of our company in October 2007 and is a member of the Audit Committee.

     FRANK E. MACHER -- Mr. Macher has served as Chief Executive Officer of Finance Manufacturing Acquisition & Capital since 2008. Previously he served as President and Chief Executive Officer and as a member of the Board of Directors of Collins & Aikman Corporation, a global supplier of motor vehicle parts, from July 2005 until his retirement in January 2007. Mr. Macher served as Chief Executive Officer of Federal Mogul Corporation, a manufacturer of motor vehicle parts and supplies, from January 2001 to July 2003 and Chairman of Federal Mogul from October 2001 to his retirement in January 2004. From June 1997 to his retirement in July 1999, Mr. Macher served as President and Chief Executive Officer of ITT Automotive, a supplier of automotive components. From 1966 to his retirement in 1996, Mr. Macher was employed by Ford Motor Company, serving most recently as Vice President and General Manager of the Automotive Components Division. Mr. Macher is 67 years old and was named a director of our company in July 2000. Mr. Macher is a member of the Audit Committee.

     ROGER B. PORTER -- Mr. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of Zions Bancorporation, Pactiv Corporation, Extra Space Storage Inc. and Packaging Corporation of America. Mr. Porter is 61 years old and has been a director of our company since January 1998. Mr. Porter is a member of the Compensation/Nominating/Governance Committee and the Chairman of the Three-Year Independent Director Evaluation Committee.

     DAVID B. PRICE, JR. -- Mr. Price has served as Chief Executive Officer, President and Founder of Birdet Price, LLC, an investment and consulting firm wholly-owned by Mr. Price, since July 2001. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon, Inc. was formerly the Performance Materials segment of BF Goodrich Company prior to its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Prior to joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto's Chemical Group. He is a director and Chairman of the YMCA of Greater St. Louis and a Director of St. Lukes Hospital in St. Louis. He is also a director of CH2M HILL. Mr. Price is 62 years old and was named a director of our company in November 1999. Mr. Price is the Chairman of the Compensation/Nominating/Governance Committee and a member of the Three-Year Independent Director Evaluation Committee.

     GREGG M. SHERRILL -- Chairman and Chief Executive Officer -- Mr. Sherrill was named our Chairman and Chief Executive Officer in January 2007. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls' Automotive Systems Group. Prior to joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company, including Plant Manager of Ford's Dearborn, Michigan engine plant and Director of Supplier Technical Assistance. Mr. Sherrill is 55 years old and became a director of our company in January 2007.

     PAUL T. STECKO -- Mr. Stecko has served as the Chief Executive Officer of Packaging Corporation of America since April 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco Inc. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging Inc., Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is 63 years old and has been a director of our company since November 1998. He is also a director of State Farm Mutual Insurance Company, American Forest and Paper Association and Smurfit Kappa Group, and is the Chairman of the Board of Packaging Corporation of America. Mr. Stecko is a member of the Compensation/Nominating/Governance Committee and the Three-Year Independent Director Evaluation Committee.

     MITSUNOBU TAKEUCHI -- Mr. Takeuchi served as Chairman Emeritus of DENSO International America, Inc., the North American arm of Japan-based DENSO Corp., a worldwide supplier of advanced automotive systems and components, from 2004 until January 2006. Mr. Takeuchi joined DENSO in 1964 and rose through a series of sales and general manager positions in Japan and North America, with experience in both original equipment and aftermarket. He became President and Chief Executive Officer, DENSO International America in 1997, Chairman and Chief Executive Officer in 2002 and Chairman Emeritus in 2004. He served as a member of the Board of Directors of Denso Corporation from March 1995 until his retirement in June 2004. Mr. Takeuchi is a director of the Economic Club of Detroit and the Motor Equipment Manufacturers Association and a member and past president of the Japan Business Society of Detroit. Mr. Takeuchi is 66 years old and has been a director of our company since January 2006. Mr. Takeuchi is a member of the Audit Committee.

     JANE L. WARNER -- Ms. Warner has served as Executive Vice President at Illinois Tool Works Inc., a global manufacturer of specialty products and equipment, since August 2007, where she has worldwide responsibility for its Global Finishing and Software businesses. Ms. Warner joined Illinois Tool Works Inc. in December 2005 as Group President of its Finishing and Click Commerce businesses. Prior to this, Ms. Warner was President of Plexus Systems, L.L.C., a provider of manufacturing information systems from June 2004 until December 2005 and an executive with Electronic Data Systems from 2000 through June 2004, where she was President of their Global Manufacturing Information Solutions Group.

Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held various positions over a 20-year span at General Motors Corporation which included General Superintendent and Assistant Chief Engineer. She was sponsored as a Sloan Fellow to Stanford University where she received a Master's in Management. Ms. Warner is 61 years old and was named a director of our company in October 2004. Ms. Warner is also a board member of MeadWestvaco Corporation, where she sits on the Audit and Safety, Health and Environmental Committees, a board member of the Original Equipment Suppliers Association and a member of the Board of Trustees for Kettering University where she is past Chair and serves on the Finance Committee. Ms. Warner is a member of the Audit Committee and the Compensation/Nominating/Governance Committee.

                              CORPORATE GOVERNANCE

OVERVIEW

     We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

     INDEPENDENCE OF DIRECTORS (SEE P. 7)

     - Eight of the Company's nine current directors are independent under the New York Stock Exchange ("NYSE") listing standards. Assuming all nominees presented in this Proxy Statement are elected at the Annual Meeting, eight of our nine directors will be independent under the NYSE listing standards.

     - Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

     - We have a lead independent director, Mr. Paul T. Stecko.

     AUDIT COMMITTEE (SEE P. 9 AND P. 44)

     - All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission ("SEC") rules.

     - Two members of the Audit Committee, Messrs. Charles Cramb and Dennis Letham, have been designated as "audit committee financial experts" as defined in the SEC rules. All members of the Audit Committee satisfy the NYSE's financial literacy requirements.

     - The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

     - The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

     COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE AND SUBCOMMITTEE (SEE PP. 7-9 AND P. 43)

     - All members meet the independence standards for compensation and nominating committee membership under the NYSE listing standards.

     - The Compensation/Nominating/Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

     - In December 2005, an Executive Compensation Subcommittee was formed which has the responsibility to consider and approve equity-based compensation for our executive officers which is intended to qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     CORPORATE GOVERNANCE PRINCIPLES

     - We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

     STOCK OWNERSHIP GUIDELINES

     - We have adopted Stock Ownership Guidelines to align the interests of our executives with the interests of stockholders and promote our commitment to sound corporate governance.

     - The Stock Ownership Guidelines apply to the non-management directors, the Chairman and Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents.

     COMMUNICATIONS WITH DIRECTORS (SEE PP. 10-11)

     - The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

     - Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

     CODES OF BUSINESS CONDUCT AND ETHICS

     - We have adopted a Code of Ethical Conduct for Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other key financial managers.

     - We also operate under an omnibus Statement of Business Principles that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests. All salaried employees are required to affirm in writing their acceptance of these principles.

     RELATED PARTY TRANSACTIONS POLICY (SEE PP. 11-12)

     - We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Audit Committee must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, five percent or greater stockholders and their immediate family members.

     EQUITY AWARD POLICY

     - We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

     PERSONAL LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     - We comply with and operate in a manner consistent with the legislation outlawing extensions of credit in the form of a personal loan to or for our directors or executive officers.

     Our Audit Committee, Compensation/Nominating/Governance Committee and Executive Compensation Subcommittee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Audit Committee policy regarding accounting complaints, Code of Ethical Conduct for Financial Managers, Statement of Business Principles, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, policy for communicating with the Board of Directors and Audit Committee policy regarding the pre-approval of audit, audit-related, tax and other services may be accessed on our website at www.tenneco.com. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Statement of Business Principles by posting this information on our website at www.tenneco.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     GENERAL. Our Board of Directors currently comprises nine members, eight of whom are not officers of our company and one of whom is an officer of our company. The Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

     The Board of Directors has determined that all of our non-management directors are "independent" as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with us. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director's independence: (i) the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company; (ii) the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company's consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company; (iii) the director is an executive officer of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or (iv) the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization's total annual charitable receipts. No outside director has a relationship with us that is not within these guidelines. In making its determinations, the Board of Directors considered the following relationships, all of which are within these guidelines: in the case of Mr. Letham, an ordinary course supply arrangement between our company and the company where he serves as executive vice president, finance and chief financial officer; in the case of Mr. Stecko, an ordinary course supply arrangement between our company and the company where he serves as chief executive officer; in the case of Ms. Warner, an ordinary course supply arrangement between our company and the company where she serves as executive vice president; and in the case of Dr. Severance (a former director during 2007), fees paid to the University of Michigan for educational programs unrelated to Dr. Severance.

     During 2007, the Board of Directors held 10 meetings. All of our directors who served in 2007 attended, during his or her term of service, at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served. The Board of Directors is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

     All of the directors, other than Mr. Letham (who joined the Board in October 2007), attended last year's annual meeting of the stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend our annual stockholder meetings.

     The Board of Directors has four standing committees. These committees have the responsibilities and authority described below.

     COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE AND SUBCOMMITTEE. The members of the Compensation/Nominating/Governance Committee are Ms. Warner and Messrs. Porter, Stecko and Price, who is the Chairman of the Committee. The Compensation/Nominating/Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

     The Compensation/Nominating/Governance Committee has the responsibility, among other things, to: (1) establish the salary rate of the officers and employees of our company and its subsidiaries;

(2) examine periodically our compensation structure; (3) supervise our welfare and pension plans and compensation plans; and (4) produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations of the SEC. It also has significant corporate governance responsibilities including, among other things, to: (a) review and determine the desirable balance of experience, qualifications and expertise among members of the Board; (b) review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders; (c) review the function and composition of the other committees of the Board and recommend membership on these committees; (d) review the qualifications of and recommend candidates for election as officers of our company; and (e) develop, recommend to the Board of Directors for approval and, as appropriate, recommend to the Board of Directors revisions to our applicable Corporate Governance Principles.

     The Compensation/Nominating/Governance Committee may form and delegate authority to subcommittees when appropriate and to the extent permitted by applicable law and the rules of the NYSE. Once a subcommittee of this committee is so formed, the committee may exercise any authority in its discretion that is granted to the subcommittee.

     An Executive Compensation Subcommittee, consisting of all Compensation/Nominating/Governance Committee members except Mr. Stecko, was formed in 2005. This subcommittee has the responsibility of considering and approving equity-based compensation for our Chief Executive Officer and our other executive officers which is intended to qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended. This subcommittee does not have the authority to further delegate its responsibilities.

     Each of the Compensation/Nominating/Governance Committee and its Executive Compensation Subcommittee operates pursuant to a written charter, the current versions of which were reaffirmed by the Board of Directors and the Compensation/Nominating/Governance Committee, respectively, in March 2008 as part of their annual review process. The Compensation/Nominating/Governance Committee held six meetings and the Executive Compensation Subcommittee held two meetings during 2007.

     The Compensation/Nominating/Governance Committee engages Hewitt Associates, LLC as its regular outside compensation consultant. Hewitt reports directly to the Compensation/Nominating/Governance Committee and the scope of its assignment is to (i) assist in decision-making with respect to executive compensation, (ii) provide plan design advice, (iii) provide annual competitive market studies against which committee members can analyze executive compensation and (iv) apprise the committee members regarding best practices and pay levels in association with director compensation. For a more detailed discussion of Hewitt's role in our executive compensation process, see "Executive
Compensation -- Compensation Discussion and Analysis." For our director compensation, Hewitt prepares comparative market data and presents that information directly to the committee. The committee reviews this data and establishes director compensation in consultation with Hewitt.

     From time to time, the committees will review materials prepared by other consultants to assist it with specific compensation matters. For example, in 2006 management engaged Buck Consultants, a pension actuarial firm, to provide advice concerning the restructuring of Tenneco's defined benefit and defined contribution retirement benefits plans for U.S. salaried and non-union hourly employees. This information was reviewed by the Compensation/Nominating/Governance Committee in connection with its decision to freeze future accruals under our defined benefits retirement plans at the end of 2006, as described under "Executive Compensation -- Post-Employment
Compensation -- 2006 Changes in Defined Benefits."

     For a discussion of the role of our executive officers in the establishment of executive officer compensation, see "Executive Compensation -- Compensation Discussion and Analysis." Our executive officers do not participate in the process for establishing director compensation.

     A report of the Compensation/Nominating/Governance Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation/

Nominating/Governance Committee's processes and procedures for considering and determining executive compensation, see "Executive Compensation -- Compensation Discussion and Analysis."

     THREE-YEAR INDEPENDENT DIRECTOR EVALUATION ("TIDE") COMMITTEE. The members of the TIDE Committee are Messrs. Price, Stecko and Porter, who is the Chairman of the Committee. The TIDE Committee, comprised solely of outside directors, has the responsibility, among other things, to review our stockholder rights plan at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate that plan. The TIDE Committee did not hold a meeting in 2007.

     AUDIT COMMITTEE. The members of the Audit Committee are Ms. Warner and Messrs. Letham, Macher, Takeuchi and Cramb, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002, and the SEC rules adopted thereunder, and the NYSE listing standards. The Board of Directors has designated Mr. Cramb and Mr. Letham as "audit committee financial experts" as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

     Management is responsible for our internal controls over the financial reporting process. The independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted audit standards and for issuing a report on its audit. The Audit Committee's duty is to oversee and monitor these activities on behalf of the Board of the Directors. Specifically, the Audit Committee has the responsibility, among other things, to: (1) select and approve the compensation of our independent public accountants; (2) review and approve the scope of the independent public accountants' audit activity and all non-audit services; (3) review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities; (4) review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process; (5) review with us litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies; (6) review the independence, qualifications and performance of our independent public accountants; (7) provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and (8) prepare the audit-related report required by the SEC to be included in our annual proxy statement.

     In fulfilling its responsibilities, the Audit Committee reviewed with management and the independent public accountants (a) significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies; (b) analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and (d) the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies. In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Committee of any instances of fraud relating to employees who have a significant role in our internal controls. The Committee was advised that management was not aware of any such instances of fraud.

     The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors in March 2008 as part of its annual review process. The Audit Committee held 13 meetings in 2007. A report of the Audit Committee appears elsewhere in this proxy statement.

     CONSIDERATION OF DIRECTOR NOMINEES. The Compensation/Nomination/Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors due to retirement or otherwise. The Committee's process for identifying and evaluating nominees is as follows: In the case of incumbent directors, the Committee reviews annually such directors' overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with us during their term. In the event that vacancies are anticipated, or otherwise arise, the Compensation/Nomination/Governance Committee considers various potential candidates for director which may come to its attention through a variety of sources, including current Board members, stockholders or other persons. In addition, from time to time the Committee will retain a professional search firm to assist it in identifying director candidates, for which the firm generally receives a fee. All candidates for director are evaluated at regular or special meetings of the Compensation/Nomination/Governance Committee. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Compensation/Nomination/Governance Committee considers the qualification standards set forth in our Corporate Governance Principles, including: (1) personal and professional ethics, integrity and values; (2) an ability and willingness to undertake the requisite time commitment to Board functions; (3) independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations; (4) age, which must be less than 72; (5) the potential impact of service on the board of directors of other public companies, including competitors of our company; and (6) an absence of employment at a competitor of our company.

     The Compensation/Nominating/Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A stockholder of our company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. In the event, however, that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Following verification of the stockholder's status, the Compensation/Nomination/Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed above to determine whether the nominee is qualified for service on our Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Compensation/Nomination/Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Compensation/Nomination/Governance Committee.

     From July 2006 to January 2007, a third-party executive search firm, Spencer Stuart, assisted in the search for our new Chairman and Chief Executive Officer, based on which the Compensation/Nominating/Governance Committee recommended Mr. Sherrill as our Chairman and Chief Executive Officer. The Compensation/Nominating/Governance Committee also determined in 2007 that the Board of Directors needed an additional member who qualifies as a financial expert under SEC rules and asked the Board of Directors to identify qualified director candidates. Dennis J. Letham was identified in this process and interviewed by the lead director, Paul T. Stecko, and Gregg M. Sherrill. The Compensation/Nominating/Governance Committee subsequently recommended Mr. Letham and he was elected to the Company's Board of Directors in October 2007.

     COMMUNICATIONS WITH THE DIRECTORS. Anyone who has a concern about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, our lead independent director (Mr. Stecko) or any other non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by our Chief Compliance Officer and General Counsel, or his or her designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

     Stockholders wishing to communicate with the Board of Directors, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

TRANSACTIONS WITH RELATED PERSONS

     The Board of Directors has adopted its Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Audit Committee to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is:

     - any director, nominee for director or executive officer of our company;

     - any immediate family member of a director, nominee for director or executive officer; and

     - any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of five percent or more of any of our outstanding equity securities at the time the transaction occurred or existed.

     If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the committee for possible approval, amendment, termination or rescission. In reviewing any transaction, the committee will take into account, among other factors the committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person's interest in the transaction. The Board of Directors has delegated to the chair of the committee the authority to approve, disapprove or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

     The policy provides that the following transactions are pre-approved for the purposes of the policy:

     - Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement (as these transactions are otherwise subject to approval by the Board of Directors or one of its committees);

     - A transaction where the related person's only interest is as an employee, director or owner of less than 10% of the other company's shares, and if the transaction involves the sale of purchase or sale of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company's indebtedness is less than 1% of the total consolidated assets of the indebted company;

     - Contributions to charitable organizations, foundations or universities at which a related person's only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization's total annual receipts;

     - Transactions where the related person's only interest arises solely from the ownership of our company's common stock, and where all stockholders of our company receive benefits on a pro rata basis;

     - Transactions involving competitive bidding;

     - Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

     - Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

     Based solely upon our review of such forms furnished to us during 2007, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officers and 10% or greater stockholders complied with all
Section 16(a) filing requirements on a timely basis during 2007.

                            OWNERSHIP OF COMMON STOCK

MANAGEMENT

     The following table shows, as of March 11, 2008, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director;
(2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group.

                                                           SHARES OF
                                                         COMMON STOCK    PERCENT OF
                                                             OWNED      COMMON STOCK
                                                         (1)(2)(3)(4)    OUTSTANDING
                                                         ------------   ------------
DIRECTORS

Charles W. Cramb.......................................       27,485           *
Dennis J. Letham.......................................        3,757           *
Frank E. Macher........................................       13,314           *
Roger B. Porter........................................       49,662           *
David B. Price, Jr. ...................................       78,834           *
Gregg M. Sherrill......................................      258,805           *
Paul T. Stecko.........................................       33,806           *
Mitsunobu Takeuchi.....................................       10,010           *
Jane L. Warner.........................................       17,512           *


NAMED EXECUTIVE OFFICERS

Kenneth R. Trammell....................................      192,658           *
Hari N. Nair...........................................      263,584           *
Neal A. Yanos..........................................      131,312           *
Timothy E. Jackson.....................................      237,107           *
All executive officers and directors as a group (18
  individuals).........................................    1,714,231(5)      3.6%


--------

    *  Less than one percent.

   (1) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for restricted shares.

   (2) Includes restricted shares. At March 11, 2008, Messrs. Sherrill, Trammell, Nair, Yanos and Jackson held 184,999, 27,000, 38,000, 16,166 and 17,072 restricted shares, respectively. At March 11, 2008, each outside director, other than Mr. Letham, held 3,010 restricted shares. At March 11, 2008, Mr. Letham held 3,757 restricted shares. Also includes shares that are subject to options that are exercisable within 60 days of March 11, 2008 for Ms. Warner and Messrs. Cramb, Porter, Price, Sherrill, Stecko, Trammell, Nair, Yanos and Jackson to purchase 6,502, 16,475, 35,000, 35,000, 33,334, 10,000, 126,750, 190,667, 80,501 and 155,964
       shares, respectively.

   (3) Each of the individuals listed in the table owns less than 1% of the outstanding shares of our common stock, respectively, except for all directors and executive officers as a group, who beneficially own approximately 3.6% of the outstanding common stock.

   (4) For outside directors, does not include common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director. At March 11, 2008, the total number of common stock equivalents held by Ms. Warner and Messrs. Cramb, Letham, Macher, Porter, Price, Stecko and Takeuchi was 6,383, 21,820, 1,922, 19,763, 70,632, 44,567, 44,567 and 3,815 respectively.

   (5) Includes 863,802 shares that are subject to options that are exercisable within 60 days of March 11, 2008 by all executive officers and directors as a group. Includes 367,363 restricted shares.

CERTAIN OTHER STOCKHOLDERS

     The following table sets forth, as of March 11, 2008, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

                                                     SHARES OF
NAME AND ADDRESS                                   COMMON STOCK  PERCENT OF COMMON
OF BENEFICIAL OWNER(1)                               OWNED(1)    STOCK OUTSTANDING
----------------------                             ------------  -----------------
Goldman Sachs Asset Management, L.P. (2).........    2,530,753               5.43%
  32 Old Slip
  New York, New York 10005
Caryn Seidman-Becker and various entities related
  to Arience Capital Management, L.P. (3)........    2,688,719               5.77%
  745 Fifth Avenue, 7th Floor
  New York, New York 10151
Wellington Management Company, L.L.P. (4)........    2,710,392               5.82%
  75 State Street
  Boston, MA 02109
Jeffrey L. Gendell and various entities related
  to Tontine Capital Management, L.L.C. (5)......    4,588,497               9.85%
  55 Railroad Avenue
  Greenwich, Connecticut 06830


--------

   (1) This information is based on information contained in filings made with the SEC regarding the ownership of our common stock.

   (2) Goldman Sachs Asset Management, L.P. has sole voting power for 2,426,531 shares and sole dispositive power for 2,530,753 shares.

   (3) Arience Capital Management, L.P. ("Arience Capital") has shared voting power and shared dispositive power with Arience GP, L.L.C. ("Arience GP") with respect to 2,688,719 shares. Arience Capital Master Fund, Ltd. ("Master Fund") has shared voting power and shared dispositive power with respect to 2,181,748 shares. Arience Capital Concentrated Master Fund, Ltd. ("Concentrated Fund") has shared voting power and shared dispositive power with respect to 334,518 shares. Arience Capital Long Fund, L.P. ("Long Fund") has shared voting power and shared dispositive power with respect to 12,838 shares. Arience Capital Partners II, L.P. ("ACPII") has shared voting power and shared dispositive power with respect to 19,643 shares. Arience Capital Partners III, L.P. ("ACPIII") has shared voting power and shared dispositive power with respect to 129,300 shares. Arience Associates, L.L.C. ("Arience Associates") has shared voting power and shared dispositive power with respect to 161,781 shares. Caryn Seidman-Becker serves as the managing member of Arience Associates and Arience GP, which is the general partner of Arience Capital. In such capacity, Ms. Seidman-Becker may be deemed the beneficial owner of the securities held by the Master Fund, Concentrated Fund, the Long Fund, ACPII, and ACPIII.

   (4) Wellington Management Company, L.L.P. has shared voting power for 1,677,672 shares and shared dispositive power for 2,710,392 shares.

   (5) Tontine Capital Management, L.L.C. has shared voting power and shared dispositive power with respect to 3,724,208 shares. Tontine Capital Partners, L.P. has shared voting power and shared dispositive power with respect to 3,659,208 shares. Tontine Overseas Associates, L.L.C. has shared voting power and shared dispositive power with respect to 929,289 shares. Jeffrey L. Gendell is the managing member of Tontine Overseas Associates, L.L.C. and Tontine Capital Management, L.L.C., which is the general partner of Tontine Capital Partners, L.P.

                             EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     INTRODUCTION

     Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation/Nominating/Governance Committee of our board of directors. In late 2005, the committee formed an Executive Compensation Subcommittee, which is responsible for making executive compensation determinations with respect to stock options and other equity-based compensation that may qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended. For a description of the composition, authority and responsibilities and ability to delegate of the committee and subcommittee, see "Corporate Governance -- The Board of Directors and Its Committees -- Compensation/Nominating/Governance Committee and Subcommittee." Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the "committee," we are also referring to the subcommittee with respect to performance-based compensation under Section 162(m), and when we refer to "executives," we are referring to the executive officers whose compensation is shown in this proxy statement under "-- Summary Compensation Table."

     COMPENSATION OBJECTIVES

     The basic philosophy underlying our executive compensation policies, plans and programs is that (1) executive and stockholder financial interests should be aligned as closely as possible, and (2) compensation packages should be based on delivering pay in line with performance.

     Accordingly, our executive compensation program has been structured to:

     - Reinforce a results-oriented management culture with executive pay that varies according to performance.

     - Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value.

     - Align the interests of our executives and stockholders through equity-based compensation awards.

     - Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

     Based on these objectives, our executive compensation program is designed to provide competitive levels of compensation derived from several sources: salaries; annual cash incentive awards; stock ownership opportunities through stock options and restricted stock; and stock equivalent units. We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (future benefit accruals under which were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, perquisites, employment agreements (in limited cases), severance and change-in-control benefits and welfare benefits.

     COMPENSATION PROCESS

     In determining competitive compensation, the committee engages a nationally recognized compensation consulting firm that reports directly to the committee to maintain its independence. For more information regarding this consulting firm and the scope of its assignment, see "Corporate Governance -- The Board of Directors and Its Committees -- Compensation/Nominating/Governance Committee and Subcommittee." For our CEO, the consulting firm generally provides market data regarding salary, annual cash incentive award targets, and long-term incentive compensation awards, and provides advice directly to the committee as it makes decisions with respect to compensation. For the other executives, our management formulates the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviews the recommendations in light of market data prepared by the consulting firm. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

     Our policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. 50th percentile for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company. Historically, we have not regularly engaged in any form of benchmarking regarding other elements of compensation. As described below, however, we did examine some benchmarking data in connection with our 2006 decision to substantially eliminate future accruals to our defined benefit retirement plans and were provided with advice regarding market practices when determining to amend and restate our change in control plan in 2007.

     The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based incentive compensation typically includes the most recently available data regarding companies believed to be comparable to our company in terms of industry (automotive parts manufacturing), size (total revenues, number of employees) and/or other factors. For 2007 compensation determinations, specific data was reviewed regarding a comparison group of eighteen companies selected to reflect a balance of automotive sector and other traditional manufacturing companies. The data was weighted based on the size of revenues of the comparison companies. The following is a list of these companies and a description of why the committee believes they are appropriate for the comparison group:

COMPANY                           BASIS OF COMPARISON
-------                           -------------------
A.O. Smith Corporation            Manufacturer; comparable employee base;
                                  Midwest headquarters
ArvinMeritor, Inc.                Automotive industry; comparable revenues and
                                  employee base
BorgWarner Inc.                   Automotive industry; comparable revenues and
                                  employee base
Briggs & Stratton Corporation     Manufacturer; comparable market
                                  capitalization; Midwest headquarters
Cummins, Inc.                     Manufacturer; Midwest headquarters
Eastman Chemical Company          Comparable revenues; produce paint and
                                  plastics for automotive industry
FMC Technologies, Inc.            Manufacturer; comparable revenues; former
                                  Midwest headquarters
The Goodyear Tire & Rubber        Automotive industry
  Company
Johnson Controls, Inc.            Automotive industry; Midwest headquarters
Lear Corporation                  Automotive industry
Lennox International Inc.         Manufacturer; comparable employee base
Steelcase Inc.                    Manufacturer; Midwest headquarters
Stewart & Stevenson Services,     Manufacturer for aligned industries
  Inc.
Teleflex Incorporated             Manufacturer; comparable employee base
Temple-Inland Inc.                Comparable revenues and employee base
W.W. Grainger, Inc.               Midwest headquarters
Whirlpool Corporation             Manufacturer; Midwest headquarters
Worthington Industries, Inc.      Manufacturer; Midwest headquarters


     In addition, with respect to the executives other than our Chief Executive Officer (CEO), the committee reviewed aggregate data regarding a broad group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by the consulting firm and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to executives in the same or similar positions.

     Our compensation program generally provides that, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation is based on corporate performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual's total compensation from year-to-year. In designing and administering the components of the executive compensation program, the committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

     DESIGN AND ELEMENTS OF COMPENSATION

     Total Executive Compensation

     Consistent with our compensation objectives described above, our executive compensation program is designed to be typical of the compensation programs that companies of similar size and in similar industries offer to their executive officers. The committee periodically examines "tally sheets" -- spreadsheets that attempt to capture all elements of an executive's compensation in one quantifiable format, including an analysis of the executive's wealth accumulation from compensation we pay -- to understand all elements of executive compensation. When the committee makes a determination regarding a particular element or elements of compensation the committee reviews its decision in the context of an executive's total compensation. The tally sheets are a tool that allows the committee to appreciate the potential value of all elements of executive pay.

     How Compensation is Established

     Traditionally, our CEO and senior human resources executive annually review with the committee an annual salary, incentive plan target and long-term and stock-based compensation for our executives and other key management personnel (excluding the CEO). The committee approves that plan with any changes that the committee deems appropriate. The compensation that is developed for each of these executives is based on competitive market data and on the CEO's subjective recommendations regarding the executive's overall contributions. Traditionally, the committee also reviews separately and sets the salary, incentive plan target and long-term and stock-based compensation of the CEO based on competitive market data as well as the committee's assessment of the CEO's past performance and anticipated future contributions.

     When compensation determinations were being made for 2007 for our executives, we were engaged in a search for a new CEO. As such, our senior human resources executive worked directly with the compensation consulting firm and the chairman of the committee to formulate the compensation recommendations to the committee for our non-CEO executives. In connection with the hiring of our new CEO in January 2007, the compensation consulting firm worked directly with the director who was leading the search efforts (Mr. Paul T. Stecko, who is a member of the committee and our lead director) to develop the recommendation regarding compensation for our new CEO. That recommendation was based on competitive market data for the companies in the compensation surveys reviewed with respect to non-CEO compensation and was approved by the committee and our board of directors.

     The following is a description of each element of our executive compensation program, along with a discussion of the decisions of and action taken by the committee with respect to that aspect of compensation for 2007.

     Salary and Bonus/Non-Equity Incentive Plan Compensation

     An executive's basic cash compensation package consists primarily of a base salary and payments under the Tenneco Value Added Incentive Compensation Plan, which we call the TAVA Plan. The TAVA Plan provides for annual discretionary bonuses and annual incentive payments based on the achievement of previously established corporate performance targets. We offer these elements of compensation because they are customary within our industry.

     The 2007 salary levels established for our executives were designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed as described above. For 2007, the committee's standard executive merit increase was 3.5%, although its average executive merit increase, excluding the newly hired CEO, was 6.25% due to adjustments made for internal and external pay equity. The TAVA Plan target payment levels established for our executives for 2007 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. However, under the TAVA Plan our executives had the potential to earn payouts above or below the targeted 50th percentile based on our actual corporate performance.

     The annual performance goal for the TAVA Plan was developed, initially, by Stern Stewart & Co., an independent consulting firm with expertise in EVA(R) based incentive programs. The firm's recommended performance goals are reviewed by the committee. The committee approves the goals with any changes the committee determines appropriate. At the conclusion of each year, the committee approves incentive award payments to executives based on the degree of achievement of the goals established for that year and on judgments of performance as follows: (i) 75% of an individual's award is tied to our corporate achievement of pre-established EVA objectives, and (ii) 25% of an individual's award is based on the committee's discretionary determination of corporate performance. EVA is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.

     We use EVA as the performance metric for that TAVA Plan because we believe strong EVA performance is highly correlated with strong stockholder returns and that making business decisions based on EVA balances cash-oriented results and earnings-oriented results. We continue to base 25% of an individual's bonus on the committee's discretionary determination of corporate performance because the committee believes in the need to retain flexibility to respond to circumstances where EVA performance alone does not address performance made by our company for a particular year or where the committee assesses that other factors should be considered in establishing bonuses.

     For years prior to 2006, we maintained a "bonus bank" related to the 75% EVA-based portion of an individual's bonus under the TAVA Plan. Each year, the individual's bonus bank was credited with an accrual equal to that year's EVA-based award. For any year, an individual's payout was equal to the sum of: (i) his or her EVA-based award for that year, if positive (but not exceeding 120% of the portion of his or her TAVA Plan target tied to EVA performance), plus (ii) one-third of the individual's remaining bonus bank as of the end of that year, if any. This resulted in an increase in the bonus bank in years when our actual EVA improvement exceeded 120% of the annual EVA target and a decrease in the bonus bank in years when our actual EVA improvement was less than 120% of the annual EVA target.

     In January 2006, the committee amended the TAVA Plan to eliminate the bonus banking provisions with respect to awards paid for periods beginning January 1, 2006. We did this largely in response to new legislation which imposed significant new rules, regulations and limitations on deferred compensation. As a result, our executives now receive their full EVA-based payout for any year within 2 1/2 months after the end of that year. Amounts credited to individual bonus banks for prior periods are being paid out in accordance with the TAVA Plan terms as they existed prior to the amendment, which provides for one-third of the remaining bonus bank to be paid each year.

     The 25% portion of an individual's payout that is discretionary under the TAVA Plan is determined by the committee based on factors which take into account, but are not limited to, the relative performance of our company versus our peers in key strategic and operational areas. The factors considered may change from year to year.

     For 2007, the targeted level of EVA improvement that would have resulted in an executive receiving an EVA-based bonus equal to 100% of his targeted bonus amount was an improvement of $13 million over EVA for 2006. While there is no maximum payout, the potential payouts typically range from zero to two times targeted bonus based upon the actual EVA growth in relation to the targeted improvement. For 2007, EVA would have needed to improve $37 million over EVA for 2006 for an executive to have received an EVA-based bonus equal to two times his targeted bonus amount.

     For 2007 performance, awards under the TAVA Plan were declared at approximately 120% of the aggregate TAVA Plan targeted amount for each executive. Because the TAVA Plan had a bonus bank feature prior to 2006, individuals also received cash payouts in amounts equal to one-third of their remaining bonus bank.

     As described above, our corporate performance against EVA objectives accounted for 75% of each executive's 2007 TAVA Plan award. Our EVA performance for 2007 was an $18 million improvement, which resulted in this portion of executives' TAVA Plan awards being declared at 120% of the executives' 2007 EVA-based target. Payout of the remaining 25% of each executive's TAVA Plan award is discretionary and was established by the committee based on the various subjective factors described above. Weighing these factors, the committee determined that the 25% discretionary portion of each executive's TAVA Plan award would be declared at 120% of the targeted amount. After giving effect to the 2007 payouts to eligible participants, an aggregate of approximately $202,585 remained credited to the bonus bank for executives under the TAVA Plan.

     In making its determinations regarding the discretionary portion of 2007 bonuses, the committee considered in particular the following factors:

     - difficulties in the North American original equipment market;

     - the performance of our international operations;

     - the success of our 2007 new platform launches;

     - our cash performance while launching these new platforms;

     - actions taken during 2007 to enhance our long-term growth such as our acquisition of the ELIM-NOX(TM) technology from Combustion Components Associates, Inc.; and

     - financing activities taken during 2007 designed to lower our cost of capital and increase our financial flexibility.

     Long-Term and Stock-Based Incentives

     Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan -- the 2006 Long-Term Incentive Plan -- permits a variety of awards including stock options, restricted stock, stock equivalent units and performance units.

     These awards are based on an analysis of competitive levels of similar awards. As an individual's level of responsibility increases, a greater portion of variable performance-related compensation will be in the form of long-term and stock-based awards.

     The committee has implemented a long-term and stock-based compensation program for our executives that is comprised of (1) stock options which generally vest in 1/3 increments over three years, (2) awards of restricted stock which vest in 1/3 increments over three years, and (3) cash-settled long-term performance units ("LTPUs") which are payable based on the level of total stockholder return. These LTPUs were, as described below, adopted by the committee in 2007 as a replacement for the company's prior cash-settled stock equivalent units ("SEUs"). Each year, the committee reviews previously granted long-term and stock based awards for our executives, typically at its meeting held in January.

     Prior to 2007, the committee granted executives cash-settled SEUs that were payable based on the level of EVA improvement and stock price appreciation. These awards generally covered a three-year period (except in the case of our former CEO, who received only annual grants) but a portion of the award was payable annually. Based on its review of the effectiveness and purpose of the plan and competitive market data, the committee determined to eliminate the SEU program beginning in 2007. The committee adopted in its place the LTPU program. The LTPUs are denominated in units and are payable based on the level of total stockholder return (stock price appreciation adjusted for any dividends) during the performance period. The total stockholder return is applied against a multiplier that determines the percentage of the awarded units that is earned based on that level of total stockholder return. The value of a unit is equal to the company's average closing stock price during a ten-day period after the announcement of the company's earnings for the last year of the performance period. The LTPUs, in general, are payable at the end of a three-year performance cycle. For 2007 and 2008, the committee granted special LTPUs covering only a one-year period as part of the phase in to the new program.

     In January and March 2007, the committee granted awards of the type described above to our executives as set forth under the "Executive Compensation" section of this Proxy Statement. Based on the committee's assumptions regarding future corporate performance, interest rates and other factors, the 2007 grants were designed, in general, to place our executives at approximately the 50th percentile range when compared to the value of similar awards granted by peer companies to their executives. In making its determinations for 2007, the committee also considered factors such as internal pay equity and common stock dilution. Our executives have the opportunity for the value actually realized from these awards to be above or below the 50th percentile based on our actual corporate performance.

     For the LTPUs granted in 2007, the committee's target level of stockholder return for 2007 and the 2007 to 2009 period was a 10% annualized rate of return. For the LTPUs granted in 2007 that covered a one-year performance period, an executive would earn no units if our stock value decreased, would earn 50% of the awarded units if our stock value remained the same and would earn a maximum of 167% of the awarded units if total stockholder return was 20% or greater. (The plan uses straight-line interpolation to determine payout levels for total stockholder return levels between zero and 20%.) For the LTPUs granted in 2007 that cover a three-year performance period (2007 through 2009), an executive would earn no units if our stock value decreased, would earn 50% of the awarded units if our stock value remained the same and would earn a maximum of 116% of the awarded units if total annualized stockholder return was 20% or greater. In each case, as described above, the value of the units at the time of payment is based on an average of the then-prevailing stock prices.

     For 2007 performance, the cash payout under the one-year LTPUs described above was made in early 2008. During 2007, our total stockholder return was 5.2%, based on our closing stock price on the first day of 2007 ($24.78) and on the last day of 2007 ($26.07). Based upon this performance, award holders earned 71.8% of their units with a value of $26.23 per unit (the average closing price for our common stock for the ten-day period after the announcement of our 2007 earnings).

     Allocation Among Forms of Compensation

     In general, we allocate between currently paid compensation and long-term compensation (excluding retirement benefits) based on the benchmarking data analyzed as described above. Our preference in establishing equity-based incentives is to deliver as much value in awards that result in the issuance of stock as is possible (specifically, options and restricted stock). However, since emerging as a stand alone company in 1999, we have been constrained in the amount of stock available for issuance under our equity incentive plans. As a result, we have used the SEU and LTPU awards to deliver to our executives the overall value we intend to deliver based on the benchmarking described above, payable in cash rather than stock. Awards deliverable in stock are then allocated between options and restricted stock in line with the market data described above.

     Actual Versus Targeted Compensation Levels

     As a result of our corporate performance in 2007, our executives' salary, TAVA Plan payments, LTPU payouts and equity-based awards granted in 2007 placed them at approximately the 50th percentile when compared to total compensation of similar types paid to executives by the companies in the compensation surveys reviewed by the committee.

     Employment Agreements

     In general, we do not have employment agreements with our executive officers. In late 1999, we emerged as an independent, stand-alone public company focused solely on our automotive operations.

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

The separation transactions caused substantial changes in our management, as the senior management of the automotive operations became the executive officers of our company and the previous executive officers resigned. In addition, the separation transactions left us with a highly leveraged balance sheet in an extremely competitive industry that has, historically, faced cycles of exceptionally difficult operating conditions.

     In the face of these challenges, we recognized the importance of ensuring the continuation of top-notch managerial talent and the risk our executives were taking in light of our balance sheet and the cyclicality of the automotive industry. As a result, at that time, we entered into employment agreements with our then top eight executive officers. In addition to our recognition of the importance of these agreements as a recruiting and retention tool, they were consistent with the types of employment agreements historically offered by the consolidated Tenneco Inc. and were viewed as customary. Since then, five of these officers have left our employ and, in most cases, other managers have been promoted into positions vacated by them. Other than with respect to our new Chief Executive Officer who was hired in January 2007, we have not, however, extended these type of employment agreements to these employees. For 2007, we had two executives with employment agreements that established various terms and conditions of their employment as described under "-- Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -- Employment Agreements." Both of these agreements were entered into in connection with the series of transactions in 1999 that resulted in the separation of Tenneco Inc.'s automotive, packaging and administrative services businesses. We also still employ one other executive officer with whom entered into an employment agreement in 1999.

     In January 2007, Gregg M. Sherrill joined us as our CEO. We entered into an employment agreement with him that is described under "-- Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards
Table -- Employment Agreements." We offered him an employment agreement because we believe such agreements are customary for chief executive officers and necessary to attract the highest quality candidates. In January 2007, as an inducement to accept our offer of employment, we (i) paid him a signing bonus of $1,325,000 and (ii) granted him 125,000 shares of restricted stock on his first day of employment that vest in three equal installments subject to his continued employment. We offered Mr. Sherrill this additional compensation because we believe signing inducements are customary for CEOs and because of the compensation Mr. Sherrill would forgo from his former employer by accepting our offer.

     Retirement Plans

     For those hired before April 1, 2005, we offered defined benefit retirement plans to our executives that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999. These plans included a customary tax-qualified retirement plan that provided benefits as described under "-- Post Employment Compensation." In addition, we maintained a supplemental executive retirement plan, which we call the "SERP," that provided benefits as described under "-- Post Employment Compensation -- Tenneco Supplemental Retirement Plan."

     We also offer customary, tax-qualified defined contribution retirement (ESOP/401(k)) plans that provide benefits as described under "-- Summary Compensation Table." We provide a 50% company match on an executive's contributions (up to 8% of salary), which we established to be in line with prevailing practices for major U.S. corporations. In addition to this matching contribution, we also provide a company contribution equal to 2% of an executive's salary for executives hired on or after April 1, 2005. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005. We decided to do this because, in general, our industry has been eliminating traditional defined benefit retirement plans from compensation packages being offered to new employees.

     At the time of the 1999 separation transactions, five employees were considered to be of key importance to our successful transition to being a stand-alone company and were granted participation in a key executive pension plan, which we call the "KEPP." The KEPP provided benefits as described under

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

"-- Post Employment Compensation -- Tenneco Supplemental Pension Plan." We modeled the KEPP after the key executive pension plan maintained by the former consolidated Tenneco Inc. prior to the separation transactions.

     In August 2006, we froze, effective December 31, 2006, our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved. With the exception of certain officers who had employment contracts providing for specified benefits (all of whom voluntarily accepted a benefits reduction as described below), this freeze impacted all U.S.-based salaried employees (including executives) and non-union hourly employees who participated in any of the plans.

     To address the loss of future benefits associated with the freeze, we amended our existing qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee's age. These additional contributions, which we refer to as "DB Replacement Contributions," are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. In addition, effective January 1, 2007 we implemented an unfunded non-qualified defined contribution retirement plan. In general, our executives and other senior managers are eligible to participate in this new plan, with allocations under the plan calculated the same as under the applicable existing defined contribution retirement plan (as amended), except that (i) the compensation limit in Section 401(a)(17) of the Internal Revenue Code is disregarded and awards under the TAVA Plan or any successor plan are included in calculating compensation, and (ii) there is an offset for the DB Replacement Contributions.

     Under the terms of his employment agreement, our CEO is entitled to 150% of the standard age-graded benefit under the non-qualified defined contribution retirement plan. The committee granted our CEO this enhanced benefit based on competitive data provided by our compensation consultant.

     In December 2007, the committee granted our Chief Financial Officer an enhanced benefit equal to 200% of the standard age-graded benefit under the non-qualified defined contribution retirement plan. The committee granted our CFO this enhanced benefit based on competitive data provided by our compensation consultant.

     We decided to freeze our defined benefit retirement plans consistent with an industry trend towards eliminating traditional defined benefits. We decided to offer additional defined contribution retirement benefits to remain competitive in the overall employment marketplace. Specifically, the committee reviewed information presented by Buck Consultants, a pension actuarial firm, regarding the industry trends in retirement compensation, the cost savings to our company of a revised retirement compensation structure and the degree of benefit replacement to be achieved through new defined contribution retirement plans.

     Two of our executives -- Hari N. Nair and Timothy E. Jackson -- had employment agreements that provided for their participation in the SERP and/or KEPP. As a result, we did not freeze the KEPP and SERP for these officers. Instead, each such executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for DB Replacement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the officer's age at retirement.

     Perquisites

     In keeping with competitive practices ,each of our executives received a perquisite allowance in an amount between $15,000 and $50,000 for 2007. Each executive may spend his perquisite allowance on those items he deems appropriate.


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

     Severance Benefits

     We provide severance benefits to enable us to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a reduction in force or other termination that is not for cause.

     Except for our CEO, if any of our executives with an employment agreement (Messrs. Nair and Jackson) is terminated by us other than in connection with a change-in-control or for death, disability or nonperformance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards will be vested, subject to approval by our board of directors, his stock options will remain exercisable for at least 90 days and he will receive one year of post-termination health and welfare benefits. We established these severance benefits at the time of the 1999 separation transaction based on the severance offered by the former consolidated Tenneco Inc. Under his employment agreement, we have agreed to pay our CEO two times his then current salary if we terminate his employment other than for disability, cause or in connection with a change of control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors. See "-- Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -- Employment Agreements."

     For other executives who do not have employment agreements (Messrs. Trammell and Yanos), we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under "-- Other Potential Post-Employment Compensation -- Other Severance Benefits." This plan was originally adopted in the 1990s based on prevailing practices at other major U.S. corporations and, after several amendments, we continue to believe it reflects these prevailing practices.

     Change-in-Control Plan

     We maintain a Change-in-Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a "change-in-control" of our company. Benefits are payable under the plan as described in "-- Other Potential Post-Employment Compensation -- Change in Control Severance Benefit Plan for Key Executives."

     We adopted a version of the plan in connection with the 1999 separation transactions based substantially on the change-in-control benefits offered by the former consolidated Tenneco Inc. We viewed these benefits as a key element of the recruiting and retention of executives and other senior management at the time in light of company and industry specific factors. For executives with employment agreements, other than our CEO, the terms of this plan as to entitlement to cash payments and the vesting of awards continue to apply.

     In 2007, the committee reevaluated our plan in light of current market conditions and practices. While the committee continued to believe that a change in control program was necessary to keep executive decision-making objective and neutral to potential job loss, for executive retention during a transaction and to provide and maintain a competitive total compensation package, the committee determined that changes should be made to the plan so that the plan did not exceed current "median" market practices. The principal differences between the amended and restated change in control plan adopted in 2007 and our prior change in control plan are (i) it applies to far fewer individuals (applies to nine top executives, which is 46 fewer than the prior plan), (ii) it redefines what constitutes a "change-in-control" (more limited in scope) (iii) it no longer provides that awards under the plan or any similar benefit plan or compensation arrangement or program will be treated as exercisable, earned at target and vested immediately upon the happening of a change-in-control and (iv) it removes the provision previously allowing certain executives voluntarily separating from the company following a change-in-control to be paid benefits under the plan.


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

     Relocation and Expatriate Compensation

     In accordance with our policies on overseas assignments, we provided each of Messrs. Nair and Jackson an expatriate package and, at the end of his overseas assignment, relocation expenses. We determine the amount of our expatriate and relocation packages in accordance with prevailing practices identified in national surveys. We believe this compensation is customary in connection with U.S. citizens who accept foreign assignments.

     Welfare Benefits

     In addition to the compensation described above, we offer executives welfare benefits that we believe are customary for our industry such as health, life and disability insurance benefits.

     EQUITY AWARD POLICY

     Our board of directors has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the full board of directors. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in January (the beginning of our calendar year for operational and compensation purposes). The committee also has the authority to make interim awards in its discretion. The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 Long-Term Incentive Plan (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

     Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our Chief Executive Officer, General Counsel and Senior Vice President of Global Administration (or their respective designees). The management committee has to the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, pro-rated based on when the employee was hired or promoted. The awards are pro-rated to and take effect on the first day of the calendar quarter beginning after the employee's hire or promotion date, as applicable, and any strike price for an option or stock appreciation right will be the fair market value of a share of our common stock on that date. The total number of shares that the management committee can issue under this board of directors policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

     STOCK OWNERSHIP GUIDELINES

     We maintain stock ownership guidelines that apply to all directors and officers and many of our other senior managers. The individual guidelines are:

     - 125,000 shares for the Chairman/Chief Executive Officer (equal to approximately 5x base salary as of July 2007);

     - 4,000 shares for the Non-Management Members of Board of Directors (equal to approximately 3x annual retainer fee as of July 2007);

     - 35,000 shares for the Executive Vice Presidents (equal to approximately 3x annual base salary as of July 2007); and

     - 30,000 shares for the Senior Vice Presidents (equal to approximately 3x annual base salary as of July 2007).

     The committee may, from time to time, reevaluate and revise participants' guidelines to give effect to changes in our common stock or other factors the committee deems relevant. Shares that count towards

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

satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; (iv) shares underlying vested options granted by us; and (v) shares or share equivalent units underlying deferred compensation of executives or deferred fees paid to directors.

     Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant's compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

     IMPACT OF REGULATORY REQUIREMENTS ON COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or one of the company's other four most highly compensated executives who is employed on the last day of the year. Non-discretionary "performance-based compensation," as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation.

     In late 2005, the committee established the Executive Compensation Subcommittee, comprised of all committee members except Mr. Stecko. The subcommittee considers and approves compensation for the CEO and our other executive officers that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

     Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m). Amounts payable under the TAVA Plan do not qualify for the performance-based compensation exemption under Section 162(m), as the committee retains discretion in making bonus awards. In addition, the TAVA Plan was not submitted to stockholders for approval. Additionally, our restricted stock is not considered performance-based compensation under Section 162(m) because it vests on the basis of the individual's continued employment over a defined period of time. The subcommittee makes grants of SEUs and LTPUs and stock option awards that are generally designed to incorporate the applicable requirements for "performance-based compensation" under IRS rules and regulations. However, we seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies.

     We do not make compensation determinations based on the accounting treatment of any particular type of award.

SUMMARY COMPENSATION TABLE

     The following table shows the compensation that we paid, for 2007, to: (1) our Chief Executive Officer; (2) our Chief Financial Officer; and (3) each of our next three most highly compensated executive officers who were serving at the end of 2007 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation. We refer to these individuals collectively as the "Named Executives." The table shows amounts paid to the Named Executives for all services provided to our company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                       NON-EQUITY    CHANGE IN
                                                               STOCK       OPTION    INCENTIVE PLAN   PENSION      ALL OTHER
                                        SALARY    BONUS(1)   AWARDS(2)   AWARDS(2)  COMPENSATION(3)   VALUE(4)  COMPENSATION(5)
NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)         ($)         ($)           ($)           ($)           ($)
---------------------------     ----   -------   ---------   ---------   ---------  ---------------  ---------  ---------------
Gregg M. Sherrill............   2007   841,856   1,587,500   2,551,381    314,775       787,500            --       336,611
  Chairman and CEO
Kenneth R. Trammell..........   2007   408,825      81,900     691,970    163,488       245,700        40,275       107,209
  Executive Vice President      2006   395,000     125,075     719,400    109,857       204,750       121,254        46,229
  and CFO
Hari N. Nair.................   2007   466,720      81,900     726,641    171,867       245,700       167,638       115,597
  Executive Vice President      2006   414,000     125,075     777,355    120,733       204,750       127,743       256,678
  and President,
  International
Neal A. Yanos................   2007   375,000      66,900     480,512    114,578       200,700        33,922        79,871
  Senior Vice President         2006   327,484     111,325     639,983     80,899       167,250       103,785        43,602
  General Manager North
  American Original Equipment
  Ride Control and
  Aftermarket
Timothy E. Jackson...........   2007   372,713      63,800     464,453    114,183       191,399       416,468       490,946
  Senior Vice President and     2006   327,600      44,275     576,439     78,037       120,750       318,937       216,458
  Chief Technology Officer
                                  TOTAL
NAME AND PRINCIPAL POSITION        ($)
---------------------------     ---------
Gregg M. Sherrill............   6,419,623
  Chairman and CEO
Kenneth R. Trammell..........   1,739,367
  Executive Vice President      1,721,565
  and CFO
Hari N. Nair.................   1,976,063
  Executive Vice President      2,026,334
  and President,
  International
Neal A. Yanos................   1,351,483
  Senior Vice President         1,474,328
  General Manager North
  American Original Equipment
  Ride Control and
  Aftermarket
Timothy E. Jackson...........   2,113,962
  Senior Vice President and     1,682,496
  Chief Technology Officer


--------

   (1) The amounts under the column entitled "Bonus" in the table above are comprised of the discretionary portion of the Named Executive's bonus under our TAVA Plan. See "-- Compensation Discussion and
       Analysis -- Design and Elements of Compensation -- Salary and Bonus/Non-Equity Incentive Plan Compensation." In addition, the bonus amounts in 2006 for Messrs. Trammell, Nair and Yanos include $50,000 paid to each of these Named Executives for serving in the Office of the Chief Executive, the executive committee we formed to oversee the company during our search for a new Chief Executive Officer during 2006 and the bonus amount for Mr. Sherrill for 2007 includes $1,325,000 paid to him upon his joining our Company.

   (2) See note 8 to our consolidated financial statements for the year ended December 31, 2006 for a description of how the 2006 data was computed and note 8 of our consolidated financial statements for the year ended December 31, 2007 for a description of how the 2007 data was computed. The stock award totals reflect all restricted stock, stock equivalent units (2006 award) and long term performance units (2007 award) outstanding during each of 2006 and 2007.

   (3) Reflects only earnings for services during 2006 or 2007 as applicable, and no earnings on outstanding awards.

   (4) As described below under "Post-Employment Compensation," we traditionally maintained defined benefit and supplemental pension plans for our senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under "-- Post-Employment Compensation -- 2006 Changes in Defined Benefits"). The change in value shown for 2006 reflects the change from September 30, 2005 to September 30, 2006. Due to a change in measurement date, the change in value for 2007 reflects the change from September 30, 2006 to December 31, 2007.



                                            (Notes continued on following page.)

(5) The amounts under the column entitled "All Other Compensation" in the table above are comprised of the following:

                                                                                     REGISTRANT
                                                   PERQUISITES                     CONTRIBUTIONS
                                                    AND OTHER          TAX           TO DEFINED
                                                    PERSONAL      REIMBURSEMENTS    CONTRIBUTION
NAME                                              BENEFITS (A)   (GROSS-UPS) (B)     PLANS (C)
----                                              ------------   ---------------   -------------
Mr. Sherrill....................................    $207,041         $ 31,811         $97,759
Mr. Trammell....................................      44,839            5,545          56,825
Mr. Nair........................................      70,953            8,857          35,787
Mr. Yanos.......................................      44,311            5,585          29,975
Mr. Jackson.....................................      62,293          395,238          33,415


  --------

      (a) Perquisites and other personal benefits consist of: (a) for Mr. Sherrill, relocation costs ($135,575), perquisite allowance ($50,000), gifts and travel; (b) for Mr. Trammell, perquisite allowance ($30,000), gifts and travel; (c) for Mr. Nair, perquisite allowance ($15,000) and costs and expenses relating to his expatriate assignment, such as home travel, cost of living allowances and automobile benefits ($41,477), gifts and travel; (d) for Mr. Yanos, perquisite allowance ($30,000) and travel and (e) for Mr. Jackson, perquisite allowance ($15,000) and costs and expenses relating to his expatriate assignment, such as home travel, cost of living allowances and automobile benefits ($47,293). For purposes hereof, such perquisites and personal benefits are valued at their aggregate incremental cost to our company based on the following methodology: since each of the perquisites involved actual cash expenditure by our company, that cash expenditure is what is reflected as the value of the perquisites.

      (b) In the case of Mr. Jackson, the tax reimbursements relate to his expatriate assignment.

      (c) For 2007, we offered retirement benefits to our senior management through a 401(k) savings plan entitled the Tenneco Employee Stock Ownership Plan for Salaried Employees. Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. We match in cash 50% of each employee's contribution up to eight percent of the employee's salary. As to executives (other than Mr. Sherrill) hired after April 1, 2005 (when we closed our defined benefit plans to new participants), we provide an additional 2% company contribution. All matching contributions vest immediately. Additional company contributions vest upon the executive's third anniversary with Tenneco. In addition, as described below under "-- Post-Employment Compensation -- 2006 Changes in Defined Benefits," we implemented additional company contributions and a new excess defined contribution plan for 2007 in connection with the December 31, 2006 freezing of our defined benefit plans.

GRANTS OF PLAN-BASED AWARDS DURING 2007

     The following table shows certain information regarding grants of plan-based awards we made to the Named Executives during 2007.

                     GRANTS OF PLAN-BASED AWARDS DURING 2007

                                   ESTIMATED FUTURE    ESTIMATED FUTURE    ALL OTHER    ALL OTHER
                                     PAYOUTS UNDER       PAYOUTS UNDER       STOCK       OPTION
                                      NON-EQUITY            EQUITY          AWARDS:      AWARDS:    EXERCISE
                                    INCENTIVE PLAN      INCENTIVE PLAN     NUMBER OF    NUMBER OF    OR BASE
                                       AWARDS(1)           AWARDS(2)       SHARES OF   SECURITIES   PRICE OF   CLOSING PRICE
                                   ----------------   ------------------    STOCK OR   UNDERLYING    OPTION       ON GRANT
                                        TARGET        MINIMUM    TARGET     UNITS(3)   OPTIONS(3)    AWARDS       DATE(4)
NAME                  GRANT DATE          ($)           ($)        ($)        (#)          (#)       ($/SH)        ($/SH)
----                  ----------   ----------------   -------   --------   ---------   ----------   --------   -------------
Mr. Sherrill........   1/16/2007       $656,250
                       1/16/2007                         $0     $700,000
                       1/16/2007                          0      700,000
                       1/15/2007                                            125,000
                       1/16/2007                                             55,000
                       1/16/2007                                                         100,000     $26.70        $26.55

Mr. Trammell........   1/16/2007        204,750
                       1/16/2007                          0      280,000
                       1/16/2007                          0      280,000
                       1/16/2007                                             12,000
                       1/16/2007                                                          24,000      26.70         26.55

Mr. Nair............   1/16/2007        204,500
                       1/16/2007                          0      280,000
                       1/16/2007                          0      280,000
                       1/16/2007                                             12,000
                       1/16/2007                                                          24,000      26.70         26.55

Mr. Yanos...........   1/16/2007        167,250
                       1/16/2007                          0      184,000
                       1/16/2007                          0      184,000
                       1/16/2007                                              8,000
                       1/16/2007                                                          16,000      26.70         26.55

Mr. Jackson.........   1/16/2007        159,500
                       1/16/2007                          0      124,000
                       1/16/2007                          0      124,000
                        3/6/2007                          0       49,325
                        3/6/2007                          0       56,450
                       1/16/2007                                              7,200
                        3/6/2007                                                658
                       1/16/2007                                                          15,400      26.70         26.55
                        3/6/2007                                                             493      24.08         24.11
                      GRANT DATE
                      FAIR VALUE
                       OF STOCK
                      AND OPTION
NAME                    AWARDS
----                  ----------
Mr. Sherrill........
                      $  770,136
                         564,159
                       3,371,250
                       1,460,250
                         989,000

Mr. Trammell........
                         308,060
                         225,667
                         318,600
                         237,360

Mr. Nair............
                         308,060
                         225,667
                         318,600
                         237,360

Mr. Yanos...........
                         202,437
                         148,294
                         212,400
                         158,240

Mr. Jackson.........
                         136,426
                          99,938
                          54,256
                          45,486
                         191,160
                          15,864
                         152,306
                           4,875


--------

   (1) Represents targeted incentive payouts that are paid based on our corporate performance against Economic Value Added ("EVA") goals under the Tenneco Value Added Incentive Plan as described below under "-- Bonus and Non-Equity Incentive Plan Awards." There is no threshold or maximum payout.

   (2) Represents awards of long term performance units ("LTPUs") under our 2006 Long-Term Incentive Plan as described under "-- Compensation Discussion and Analysis -- Design and Elements of Compensation -- Long-Term and Stock-Based Incentives." There is no maximum payout.

   (3) Represents awards of restricted stock and stock options under our 2006 Long-Term Incentive Plan. One-third of the options and restricted stock vest on each of the first three anniversaries of the grant date. Mr. Sherrill's grant of 125,000 restricted shares is subject to early vesting if he is involuntarily terminated other than for cause.

   (4) The difference in the exercise price and closing price on the grant date results from the application of the provisions of our 2006 Long-Term Incentive Plan. The plan requires that options be granted with a strike price equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined by taking the average of the high and low sales price of our common stock on the date in question.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

     BONUS AND NON-EQUITY INCENTIVE PLAN AWARDS

     Amounts reflected in the Summary Compensation Table under the column entitled "Bonus" and "Non-Equity Incentive Plan Compensation" are payments under the Tenneco Value Added Incentive Plan ("TAVA Plan"). For 2006, this amount included a $50,000 bonus paid to Messrs. Trammel, Nair and Yanos for service in the Office of the Chief Executive. Under the TAVA Plan, (i) 25% of an individual's bonus is based on the Compensation/Nominating/Governance committee's discretionary determination of performance (reflected in the "Bonus" column) and (ii) 75% of an individual's bonus is tied to our achievement of pre-established EVA(R) objectives (represented in the "Non-Equity Incentive Plan Compensation" column). A discussion of why EVA is used as the performance metric for the TAVA plan can be found in "-- Compensation Discussion and Analysis -- Design and Elements of Compensation -- Salary and Bonus/Non-Equity Incentive Plan Compensation."

     The annual performance goal for the TAVA Plan was developed, initially, by Stern Stewart & Co., an independent consulting firm with expertise in EVA-based incentive programs. The firm's recommended performance goals are reviewed by the committee. The committee approves the goals with any changes the committee determines appropriate. At the conclusion of each year, the committee approves incentive award payments to executives based on the degree of achievement of the goals established for that year and on judgments of performance as follows: (i) 75% of an individual's award is tied to our corporate achievement of pre-established EVA(R) objectives, and (ii) 25% of an individual's award is based on the committee's discretionary determination of corporate performance. EVA is after-tax operating profit minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.

     For years prior to 2006, the 75% portion of an individual's payout under the TAVA Plan that was tied to EVA performance was calculated as follows: Each year, the individual's "bonus bank" under the TAVA Plan -- which is the amount (if any) of awards declared in prior years but not yet paid -- was credited with an accrual equal to 75% of his or her total TAVA Plan target multiplied by a corporate performance factor. This performance factor, which could be positive or negative, was based upon our corporate EVA performance against the committee's pre-established goal. For any year, an individual's payout was equal to the sum of: (i) his or her EVA-based award for that year, if positive (but not exceeding 120% of the portion of his or her TAVA Plan target tied to EVA performance), plus (ii) one-third of the individual's remaining bonus bank as of the end of that year, if any. The declared award, as well as the value of an individual's bonus bank reserve account, could be positive or negative. Except for certain circumstances, such as disability, death or retirement, any bonus bank is forfeited when an individual terminates employment.

     In January 2006, we amended the TAVA Plan to eliminate the bonus banking provisions with respect to awards paid for periods beginning January 1, 2006. We did this largely in response to new legislation which imposed significant new rules, regulations and limitations on deferred compensation. As a result, our executives now receive their full EVA-based payout for any year within 2 1/2 months after the end of that year. Amounts credited to individual bonus banks for prior periods are being paid out in accordance with the TAVA Plan terms as they existed prior to the amendment, which generally provide for one-third of the bonus bank to be paid each year.

     The 25% portion of an individual's payout that is discretionary under the TAVA Plan is determined by the committee based on factors which take into account, but are not limited to, the relative performance of our company versus our peers in key strategic and operational areas. The factors considered may change from year to year.

     See "-- Compensation Discussion and Analysis" for a discussion of specific determinations under the TAVA Plan for 2007.

     In addition to the payments described above for 2007, $24,734 for Mr. Trammell, $35,389 for Mr. Nair, $20,299 for Mr. Yanos and $20,870 for Mr. Jackson was paid in respect of amounts held in the individual's bonus bank after giving effect to 2006 payments. After giving effect to the 2007 payments reflected above,

$49,469, $70,778, $40,597 and $41,741 remained credited to the bonus bank of Messrs. Trammell, Nair, Yanos and Jackson, respectively.

     STOCK AWARDS

     Amounts reflected in the Summary Compensation Table under the column entitled "Stock Awards" represent awards of restricted common stock, long term performance units (2007 award) and stock equivalent units (2006 award) granted to each Named Executive under our 2006 Long-Term Incentive Plan. See "-- Grants of Plan Based Awards During 2007."

     Our restricted stock awards vest one-third per year during the three years after the grant date, subject to the officer's continued employment. Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement.

     As discussed in "-- Compensation Discussion and Analysis," we decided to eliminate our stock equivalent units ("SEUs") beginning in 2007 replacing them with cash-settled long term performance units ("LTPUs") which are payable based on the level of total stockholder return. The LTPUs are denominated in units and are payable based on the level of total stockholder return (stock price appreciation adjusted for any dividends) during the performance period. The total stockholder return is applied against a multiplier that determines the percentage of the awarded units that is earned based on that level of total stockholder return. The value of a unit is equal to the company's average stock price during a ten-day period after the announcement of the company's earnings for the last year of the performance period. The LTPUs, in general, are payable at the end of a three-year performance cycle. For 2007 and 2008, the committee granted special LTPUs covering only a one-year period as part of the phase in to the new program. Subject to the terms of any employment agreement, units evidenced by this award are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement, unless the committee determines otherwise. In the event of termination due to death, disability or retirement, all units initially awarded are deemed 100% earned and paid out in cash at our prevailing stock price at the time.

     OPTION AWARDS

     Amounts reflected in the Summary Compensation Table under the column entitled "Option Awards" represent awards of nonqualified options to purchase common stock granted to each Named Executive under our 2006 Long-Term Incentive Plan. See "-- Grants of Plan Based Awards During 2007." The awards vest one-third per year during the three years after the grant date and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

     EMPLOYMENT AGREEMENTS

     In January 2007, we entered into an agreement with our new Chairman and Chief Executive Officer -- Mr. Gregg M. Sherrill -- that sets forth certain terms and conditions of his employment with our company. The agreement provides, among other things, for an annual salary for 2007 of $875,000 and a target bonus for 2007 of $875,000. As an inducement for Mr. Sherrill to accept his offer, we agreed to (i) pay Mr. Sherrill $1,325,000 within seven days of his first day of employment and (ii) grant Mr. Sherrill 125,000 shares of restricted stock on his first day of employment (which will vest in three equal installments on each of the first three anniversaries of the date of grant or, if earlier, upon his involuntary termination of employment for reasons other than cause). The agreement also provides that he would be entitled to specified equity incentive awards when made for our other executives for 2007 (100,000 options, 55,000 restricted shares and stock equivalent units covering a three-year performance period with a targeted value of $700,000). The agreement provides that, under our Change-in-Control Severance Benefit Plan for Key Executives, Mr. Sherrill's cash payment in connection with a change-in-control termination will equal three times the total of his then current base salary plus his highest target bonus. See "-- Post-Employment Compensation --

Other Potential Post-Employment Compensation" for a discussion of the other benefits afforded under the Change-in-Control Severance Benefit Plan for Key Executives. The agreement also provides that, other than in connection with a change-in-control, if Mr. Sherrill's employment is terminated by us other than for disability or cause, he will be paid two times his then current annual salary. The employment agreement also provides for participation in an excess non-qualified defined contribution plan which, prior to offset for amounts contributed under the qualified plan, is equal to 150% of the standard age-graded benefit under the plan and for participation in other benefit plans we offer our employees generally.

     Mr. Nair and Mr. Jackson are party to agreements with us that set forth certain terms and conditions of their employment with our company. Each of the employment agreements provides that, under our Change-in-Control Severance Benefit Plan for Key Executives, the relevant Named Executive's cash payment in connection with a change-in-control termination would equal three times the total of his then current base salary plus the higher of (i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years (or if shorter, his period of service to the company). Each of the employment agreements also provides that, other than in connection with a change-in-control, if the relevant Named Executive's employment is terminated by us other than for death, disability or nonperformance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, his stock options would remain exercisable for at least 90 days and he would receive one year of post-termination health and welfare benefits. Pursuant to the terms of their employment agreements, Messrs. Nair and Jackson are guaranteed a minimum annual base salary/minimum annual target bonus as follows: Mr. Nair, $414,000/$273,000 and Mr. Jackson, $260,000/$155,000. The
employment agreements also provide for participation in benefit plans we offer to our employees generally, as well as continued participation in supplemental retirement benefit plans as described under "-- Post-Employment Compensation."

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

     The following table shows certain information regarding the outstanding equity awards held by the Named Executives at the end of 2007.

                 OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

                                                                                         STOCK AWARDS
                                                                                    ----------------------
                                                                                    NUMBER OF     MARKET
                                               OPTION AWARDS                        SHARES OR    VALUE OF
                         --------------------------------------------------------    UNITS OF    SHARES OR
                          NUMBER OF        NUMBER OF                                  STOCK      UNITS OF
                          SECURITIES       SECURITIES                                 STOCK        STOCK
                          UNDERLYING       UNDERLYING                               THAT HAVE      THAT
                         UNEXERCISED      UNEXERCISED        OPTION      OPTION        NOT         HAVE
                         OPTIONS (#)      OPTIONS (#)       EXERCISE   EXPIRATION     VESTED        NOT
NAME                     EXERCISABLE   UNEXERCISABLE (1)   PRICE ($)      DATE       (#) (1)    VESTED ($)
----                     -----------   -----------------   ---------   ----------   ---------   ----------
Mr. Sherrill...........         --          100,000          26.70      1/16/2014
                                                                                     125,000     3,258,750
                                                                                      55,000     1,433,850
Mr. Trammell...........     15,000               --           8.56      11/5/2009
                            15,000               --           3.66       1/9/2011
                            30,000               --           1.57      12/5/2011
                            15,000               --           3.77      1/21/2013
                             3,750               --           6.45      10/1/2013
                            15,000               --           8.68      1/20/2014
                            10,000            5,000          16.00      1/17/2012
                             5,000           10,000          21.19      1/16/2013
                                --           24,000          26.70      1/16/2014
                                                                                       4,000       104,280
                                                                                      10,000       260,700
                                                                                      12,000       312,840

                                                                                         STOCK AWARDS
                                                                                    ----------------------
                                                                                    NUMBER OF     MARKET
                                               OPTION AWARDS                        SHARES OR    VALUE OF
                         --------------------------------------------------------    UNITS OF    SHARES OR
                          NUMBER OF        NUMBER OF                                  STOCK      UNITS OF
                          SECURITIES       SECURITIES                                 STOCK        STOCK
                          UNDERLYING       UNDERLYING                               THAT HAVE      THAT
                         UNEXERCISED      UNEXERCISED        OPTION      OPTION        NOT         HAVE
                         OPTIONS (#)      OPTIONS (#)       EXERCISE   EXPIRATION     VESTED        NOT
NAME                     EXERCISABLE   UNEXERCISABLE (1)   PRICE ($)      DATE       (#) (1)    VESTED ($)
----                     -----------   -----------------   ---------   ----------   ---------   ----------
Mr. Nair...............     20,000               --           3.19       1/2/2011
                            25,000               --           3.37       7/2/2011
                            36,667               --           1.57      12/5/2011
                            55,000               --           3.77      1/21/2013
                            18,000               --           8.68      1/20/2014
                            12,000            6,000          16.00      1/17/2012
                             5,000           10,000          21.19      1/16/2013
                                --           24,000          26.70      1/16/2014
                                                                                       6,000       156,420
                                                                                      10,000       260,700
                                                                                      12,000       312,840
Mr. Yanos..............      2,000               --           3.66       1/9/2011
                            15,000               --           1.57      12/5/2011
                            25,000               --           3.77      1/21/2013
                             2,500               --           3.74       7/1/2013
                            12,000               --           8.68      1/20/2014
                             8,000            4,000          16.00      1/17/2012
                             3,333            6,667          21.19      1/16/2013
                                --           16,000          26.70      1/16/2014
                                                                                       4,000       104,280
                                                                                       6,666       173,783
                                                                                       8,000       208,560
Mr. Jackson............     90,000               --           8.56      11/5/2009
                            30,000               --           3.77      1/21/2013
                            12,000               --           8.68      1/20/2014
                             8,000            4,000          16.00      1/14/2012
                             1,666            3,334          21.19      1/16/2013
                             1,666            3,334          21.60      3/17/2013
                                --           15,400          26.70      1/16/2014
                                --              493          24.08      3/6/20014
                                                                                       4,000       104,280
                                                                                       3,333        86,891
                                                                                       2,667        69,529
                                                                                       7,200       187,704
                                                                                         658        17,154


--------

   (1) The vesting dates and number of shares vesting for the options and restricted stock reflected above as of December 31, 2007, are as set forth below.

                                                 NUMBER OF                              NUMBER OF
NAME                    OPTION VESTING DATE   OPTIONS VESTING   STOCK VESTING DATE   SHARES VESTING
----                    -------------------   ---------------   ------------------   --------------
Mr. Sherrill..........       1/16/2008             33,333            1/15/2008           41,667
                             1/16/2009             33,333            1/16/2008           18,334
                             1/16/2010             33,334            1/15/2009           41,667
                                                                     1/16/2009           18,333
                                                                     1/15/2010           41,666
                                                                     1/16/2010           18,333
Mr. Trammell..........       1/16/2008              5,000            1/16/2008            5,000
                             1/17/2008              5,000            1/16/2008            4,000
                             1/16/2008              8,000            1/17/2008            4,000
                             1/16/2009              5,000            1/16/2009            5,000
                             1/16/2009              8,000            1/16/2009            4,000
                             1/16/2010              8,000            1/16/2010            4,000
Mr. Nair..............       1/16/2008              5,000            1/16/2008            5,000
                             1/17/2008              6,000            1/16/2008            4,000
                             1/16/2008              8,000            1/17/2008            6,000
                             1/16/2009              5,000            1/16/2009            5,000
                             1/16/2009              8,000            1/16/2009            4,000
                             1/16/2010              8,000            1/16/2010            4,000
Mr. Yanos.............       1/16/2008              3,333            1/16/2008            3,333
                             1/17/2008              4,000            1/16/2008            2,667
                             1/16/2008              5,333            1/17/2008            4,000
                             1/16/2009              3,333            1/16/2009            3,333
                             1/16/2009              5,333            1/16/2009            2,666
                             1/16/2010              5,334            1/16/2010            2,666
Mr. Jackson...........       1/14/2008              4,000            1/16/2008            1,667
                             1/16/2008              1,667            1/16/2008            2,400
                             3/17/2008              1,667            1/17/2008            4,000
                             1/16/2008              5,133             3/6/2008              220
                              3/6/2008                164            3/17/2008            1,333
                             1/16/2009              1,667            1/16/2009            1,666
                             3/17/2009              1,667            1/16/2009            2,400
                             1/16/2009              5,133             3/6/2009              219
                              3/6/2009                164            3/17/2009            1,334
                             1/16/2010              5,134            1/16/2010            2,400
                              3/6/2010                165             3/6/2010              219

OPTION EXERCISES AND STOCK VESTED DURING 2007

     The following table shows certain information regarding options exercised and stock vested during 2007 for the Named Executives.

                  OPTION EXERCISES AND STOCK VESTED DURING 2007

                                           OPTION AWARDS                STOCK AWARDS
                                     -------------------------   -------------------------
                                      NUMBER OF                   NUMBER OF
                                        SHARES        VALUE         SHARES        VALUE
                                     ACQUIRED ON   REALIZED ON   ACQUIRED ON   REALIZED ON
                                       EXERCISE      EXERCISE    VESTING (1)   VESTING (1)
NAME                                     (#)           ($)           (#)           ($)
----                                 -----------   -----------   -----------   -----------
Mr. Sherrill.......................         --       $     --           --       $     --
Mr. Trammell.......................         --             --       21,000        553,230
Mr. Nair...........................         --             --       29,000        763,470
Mr. Yanos..........................         --             --       19,334        508,998
Mr. Jackson........................     30,000        670,800       19,001        497,355


--------

   (1) Does not give effect to shares withheld to satisfy tax obligations.

POST-EMPLOYMENT COMPENSATION

     PENSION BENEFITS TABLE

     The following table shows certain information regarding potential benefits as of December 31, 2007 for the Named Executives under each of our defined benefit retirement plans.

                                PENSION BENEFITS

                                                             NUMBER OF    PRESENT VALUE
                                                               YEARS            OF
                                                              CREDITED     ACCUMULATED
                                                            SERVICE (3)    BENEFIT (4)
NAME(1)                                     PLAN NAME (2)       (#)            ($)
-------                                     -------------   -----------   -------------
Mr. Trammell..............................      Plan 1          9.67          114,609
                                                Plan 2          9.67          352,732
Mr. Nair..................................      Plan 1         18.75          191,856
                                                Plan 2         19.75          973,141
Mr. Yanos.................................      Plan 1         17.33          184,945
                                                Plan 2         17.33          401,792
Mr. Jackson...............................      Plan 1          6.50          113,627
                                                Plan 2          6.50          207,741
                                                Plan 3          8.00        1,614,307


--------

   (1) Mr. Sherrill does not participate in any defined benefit plan sponsored by us.

   (2) Plan 1 represents the Tenneco Retirement Plan for Salaried Employees; Plan 2 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan); and Plan 3 represents the Tenneco Supplemental Pension Plan for Management (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan).



                                            (Notes continued on following page.)

(3) In all cases, the Named Executive's years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

   (4) The present value of accrued benefits were calculated using the RP-2000 Blended Mortality Table with a 6.20% discount rate, deferred to the unreduced retirement age, with no deferral if the participant's age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 1 and Plan 2 is age 62 (normal retirement age is 65) and for Plan 3 is age 55 (also normal retirement age). In all cases, the Named Executive's years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors. For Plans 1 and 2, the first year of service is generally excluded as credited service under the Plan. For Plan 3, the officer must earn 1,000 hours of service in order to be credited with an additional year of service under the plan.

     TENNECO RETIREMENT PLAN FOR SALARIED EMPLOYEES

     The benefit under the Tenneco Retirement Plan for Salaried Employees, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant's years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant's final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under the Pactiv Retirement Plan. (In 1999, we spun off our packaging and administrative services operations. The resulting company, now known as Pactiv Corporation, became the sponsor of our then-existing qualified defined benefit plan for salaried employees. We adopted the Tenneco Retirement Plan for Salaried Employees, which is patterned after the Pactiv-sponsored plan.) The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan. Pay is subject to the Internal Revenue Code
Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

     Benefits paid under this plan are payable as an annuity only. The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

     As described below, we froze this plan effective December 31, 2006 so that no future benefits will be accrued under the plan.

     TENNECO SUPPLEMENTAL RETIREMENT PLAN

     The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant's years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which cannot be done under the Tenneco Retirement Plan for Salaried Employees and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant's final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Retirement Plan for Salaried Employees and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant's average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years. If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

     Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

     This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers so that no future benefits will be accrued under the plan. One executive did not have his benefits frozen. However, he agreed to a voluntary reduction in benefits under this plan as described below under "-- 2006 Changes in Defined Benefits."

     TENNECO SUPPLEMENTAL PENSION PLAN

     The accrued benefit under the Tenneco Supplemental Pension Plan (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan), is calculated based on the participant's years of vesting service and salary and bonus. This plan was implemented in 1999 in connection with the transactions that resulted in us becoming a stand-alone company. The plan was designed to attract and retain key management as we faced the challenges of being highly leveraged in the automotive industry. The monthly benefit formula is the number of years of vesting service multiplied by 4%, subject to a maximum of 50%, multiplied by one-twelfth of the participant's final average compensation. This amount is then reduced by any accrued benefits from the Tenneco Retirement Plan for Salaried Employees, Tenneco Supplemental Pension Plan and Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant's base pay and bonus payments received during the last 36 months of participation in the plan. Benefits from this plan are available to the participant upon reaching age 55 without any reduction for early retirement.

     Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

     As described below, we froze our defined benefits plans as to substantially all of our executives at December 31, 2006. Those who were not fully vested in the Supplemental Pension Plan did not have their benefits frozen. However, they agreed to a voluntary reduction in benefits under this plan as described below under "-- 2006 Changes in Defined Benefits."

     2006 CHANGES IN DEFINED BENEFITS

     In August 2006, we froze, effective December 31, 2006, our defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of certain executives who had employment contracts providing for specified benefits (all of whom voluntarily accepted a benefits reduction as described below), this freeze impacted all U.S.-based salaried employees (including executive officers) and non-union hourly employees who participated in any of the plans.

     To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee's age. These additional contributions, which we refer to as "DB Replacement Contributions," are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze. In addition, effective January 1, 2007 we implemented an unfunded non-qualified defined contribution pension plan as described in "-- Compensation Discussion and Analysis -- Design and Elements of Compensation -- Retirement Plans."

     Two of our executive officers -- Mr. Nair and Mr. Jackson -- had employment agreements that provided for their participation in the Supplemental Retirement Plan (Mr. Nair and Mr. Jackson) and/or Supplemental Pension Plan (Mr. Jackson). As a result, we did not freeze these plans for these executives. Instead, each individual executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for DB Replacement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the executive's age at retirement.

     NONQUALIFIED DEFINED CONTRIBUTION AND OTHER DEFERRED COMPENSATION PLANS
     TABLE

     The following table sets forth certain information regarding potential benefits as of the end of 2007 for the Named Executives under our nonqualified defined contribution plans.

                       NONQUALIFIED DEFERRED COMPENSATION

                                           REGISTRANT     AGGREGATE        AGGREGATE       AGGREGATE
                                         CONTRIBUTIONS   EARNINGS IN     WITHDRAWALS/      BALANCE AT
                                            IN 2007        2007(1)     DISTRIBUTIONS(2)   12/31/07(3)
NAME                                          ($)            ($)              ($)             ($)
----                                     -------------   -----------   ----------------   -----------
Mr. Sherrill...........................     $88,759         $1,353          $    --         $90,112
Mr. Trammell...........................      35,575            574           24,734          85,618
Mr. Nair...............................      14,537            107           35,389          85,422
Mr. Yanos..............................       9,008             58           20,299          49,663
Mr. Jackson............................      10,347             67           20,870          52,155


--------

   (1) Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual's selected investments.

   (2) The amounts in this column reflect the portion of the bonus bank under the TAVA Plan that was paid during 2007. All of these amounts were earned and reported as part of the applicable executive's bonus bank for periods prior to 2007.

   (3) Includes the following amounts remaining in the Named Executive's bonus bank under the TAVA Plan after giving effect to payments for 2007, all of which were earned and reported as part of the applicable executive's bonus bank in years prior to 2006: Mr. Trammell, $49,469, Mr. Nair, $70,778, Mr. Yanos, $40,597 and Mr. Jackson, $41,741.

     We maintain a non-qualified defined contribution retirement plan. As described above in "-- Compensation Discussion and Analysis -- Design and Elements of Compensation -- Retirement Plans," effective January 1, 2007, our executives and other senior managers became eligible to participate in this plan, with allocations under the plan calculated the same as under the applicable existing defined contribution retirement plan (as amended), except that (i) the compensation limit in Section 401(a)(17) of the Internal Revenue Code is disregarded and awards under the TAVA Plan or any successor plan are included in calculating compensation, and (ii) there is an offset for the DB Replacement Contributions.

  OTHER POTENTIAL POST-EMPLOYMENT COMPENSATION

     Change in Control Severance Benefit Plan for Key Executives

     We maintain a Change-in-Control Severance Benefit Plan for Key Executives, which was amended and restated effective as of December 12, 2007. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "change-in-control" of our company.

     The principal differences between the amended and restated change in control plan and our prior change in control plan are (i) it applies to far fewer individuals (currently applies to nine top executives, which is 46 fewer than the prior plan, although we may expand the number of participants), (ii) it redefines what constitutes a "change-in-control" (more limited in scope) and
(iii) it eliminates the provision previously allowing certain executives voluntarily separating from the company following a change-in-control to be paid benefits under the plan. Under the amended plan, a "change-in-control" happens if:

     - any person or group acquires 20% or more of our then outstanding common stock or the combined voting power of our then outstanding securities having general voting rights subject to limited exceptions,

     - our incumbent board of directors ceases to constitute a majority of our board of directors,

     - any merger, consolidation or sale of all or substantially all the assets in which our shareholders are less than 50% of the new company, or

     - we are liquidated or dissolved.

     Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change of control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary plus, (ii) his or her targeted annual bonus in effect immediately prior to the change-in-control. In addition, we must provide the executive with (i) a pro rata bonus (payable in a lump sum), (ii) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (iii) out placement services and (iv) all deferred compensation (payable in a lump sum). Finally, we are required to provide a tax gross up to employees whose payments under the plan become subject to the tax imposed by Section 4999 of the Internal Revenue Code (gross up payment provisions differ depending on each employee's grouping under the plan). Benefits under this plan are not conditioned on any action by the participant.

     For executives with employment agreements, except for our CEO, various terms of the Change-in-Control Severance Benefit Plan in effect prior to December 12, 2007 continue to apply in terms of entitlement to cash payments and the vesting of awards. Specifically, for such executives (including Mr. Nair and Mr. Jackson), a "change-in-control" happens if:

     - any person or group acquires 15% or more of our voting stock and the acquisition is not approved by our then incumbent board of directors, or any person or group acquires 40% or more of our voting stock, in each case subject to limited exceptions,

     - our incumbent board of directors ceases to constitute a majority of our directors or any person elects during any 24 months new directors that represent at least 25% of our board of directors without approval of our incumbent board,

     - any merger, consolidation or sale of all or substantially all the assets of our company if a majority of our incumbent board of directors is not a majority of the board of the surviving or successor company, or

     - we are liquidated.

     These executives are also entitled to a lump sum cash payment equal to three times (i) his base salary plus, (ii) the higher of (a) his average bonus for the prior three years (or such shorter period as the executive had been employed by us) and (b) his targeted annual bonus in effect immediately prior to the change-in-control. The employment agreements further provide that each of the executive's outstanding awards under the plan or any similar benefit plan or compensation arrangement or program will be treated as exercisable, earned at target and vested immediately upon the happening of a change-in-control.

     See "-- Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -- Employment Agreements" for additional discussion of specific provisions in employment agreements regarding the calculation of benefits under this plan.

     Under our 2006 Long-Term Incentive Compensation Plan (and its predecessor, the 2002 Long-Term Incentive Compensation Plan), upon a Change in Control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock will lapse and our LTPUs shall be deemed fully earned on the date of the Change in Control and paid based on assumed achievement of targeted performance goals.

     Accounting for specific provisions related to the plan contained in employment agreements, we expect that Messrs. Sherrill, Trammell, Nair, Yanos and Mr. Jackson would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2007(assuming termination on that date):

                                            LONG TERM      EARLY       EARLY
                                           PERFORMANCE  VESTING OF  VESTING OF
                      SEVERANCE    BONUS       UNIT        STOCK    RESTRICTED     OTHER     EXCISE TAX AND
NAME                   AMOUNT     AMOUNT    PAYOUT(1)   OPTIONS(2)   STOCK(2)   BENEFITS(3)    GROSS-UP(4)     TOTAL(5)
----                 ----------  --------  -----------  ----------  ----------  -----------  --------------  -----------
Mr. Sherrill.......  $5,250,000  $875,000   $1,400,000   $     --   $4,692,600    $ 45,001     $2,922,552    $15,185,153
Mr. Trammell.......   1,363,650   273,000      560,000     99,150      677,820     119,538             --      3,093,158
Mr. Nair...........   2,578,045   273,000      560,000    109,220      729,960     151,777             --      4,402,002
Mr. Yanos..........   1,196,000   223,000      368,000     72,814      486,640     105,751             --      2,452,205
Mr. Jackson........   1,820,000   212,666      353,775     72,427      465,558     107,141             --      3,031,567


--------

   (1) Represents full value of all unpaid long term performance units at their payout levels that would have vested upon a change in control, based on the closing price of a share of our common stock on December 31, 2007 of $26.07.

   (2) Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2007 for all unvested options and the value of all unvested restricted shares based on that price.

   (3) Represents welfare benefits, outplacement services and remaining bonus bank under the TAVA Plan.

   (4) Represents 20% excise tax (where applicable), grossed up for income tax. Does not represent lost tax deductibility to the company.

   (5) The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

     Other Severance Benefits

     Under Mr. Sherrill's employment agreement, if he is involuntarily terminated by us other than for disability or cause or in connection with a Change in Control, he is entitled to receive a lump sum payment equal to two times his annual base salary (which two times would have been $1,750,000 as of December 31, 2007). We expect that Mr. Nair and Mr. Jackson would have become entitled to receive payments from us as follows had their positions been terminated by us on December 31, 2007, other than following a change-in-control and other than for death, disability or nonperformance of duties (assuming our board of directors agreed to vest outstanding equity-based awards upon termination):

                                        LONG TERM       EARLY        EARLY
                                       PERFORMANCE   VESTING OF   VESTING OF   HEALTH AND
                          SEVERANCE       UNIT          STOCK     RESTRICTED     WELFARE
NAME                      AMOUNT(1)   PAYOUT(1)(2)   OPTIONS(3)    STOCK(3)     BENEFITS       TOTAL
----                     ----------   ------------   ----------   ----------   ----------   ----------
Mr. Nair...............  $1,615,817     $560,000      $109,220     $729,960      $10,306    $3,025,303
Mr. Jackson............   1,152,661      353,775        72,427      465,558        9,765     2,054,186


--------

   (1) Payable in a lump sum.

   (2) Represents full value of all unpaid long term performance units at their payout levels, based on the closing price of a share of our common stock on December 31, 2007 of $26.07.

   (3) Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2007 for all unvested options and the value of all unvested restricted shares based on that price.

     In addition, we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. Under this plan, eligible employees receive a severance payment in a lump sum equal to the total of (1) 1.5 weeks of pay for each full or partial year of service, (2) an additional payment from four to 12 weeks of pay based on the employee's age at termination, and (3) an additional payment from one to 14 weeks of pay based on the employee's pay grade at termination, subject to a maximum of 52 weeks of pay. This plan would apply to Mr. Trammell and Mr. Yanos, who we expect would have received $298,757 and $360,577, respectively, if his employment had been terminated by us on December 31, 2007 in connection with a reduction in force or similar layoff. We require participants to sign a customary release to receive benefits under this plan.

DIRECTOR COMPENSATION

     The following table and related narrative shows the compensation we paid, for 2007, to each of our outside directors for all services provided to our company and its subsidiaries.

                         DIRECTOR COMPENSATION FOR 2007

                                                                    STOCK
                                                    FEES EARNED   AWARDS(1)     TOTAL
NAME                                                    ($)          ($)         ($)
----                                                -----------   ---------   --------
Mr. Cramb.........................................    $ 76,608     $ 93,450   $170,058
Mr. Letham........................................       9,608        5,832     15,440
Mr. Macher........................................      73,608       93,450    167,058
Mr. Porter........................................      67,608       93,450    161,058
Mr. Price.........................................      73,108       93,450    166,558
Mr. Stecko........................................     174,608      226,950    401,558
Mr. Takeuchi......................................      71,608       93,450    165,058
Ms. Warner........................................      75,941       93,450    169,391


--------

   (1) See note 8 to our consolidated financial statements for the year ended December 31, 2007 for a description of how we compute this value. The grant date fair value of each award of restricted stock (and, in the case of Mr. Stecko, bonus shares received for his role in the search for our new CEO) made to our directors during 2007, and the aggregate number of awards of restricted stock and options outstanding at December 31, 2007, for each director was:

                                                                    GRANT DATE
                                                                  FAIR VALUE OF
                                                                   STOCK AWARDS
NAME                                                 GRANT DATE        ($)
----                                                 ----------   -------------
Mr. Cramb..........................................   1/16/2007      $ 92,925
Mr. Letham.........................................  10/17/2007        23,441
Mr. Macher.........................................   1/16/2007        92,925
Mr. Porter.........................................   1/16/2007        92,925
Mr. Price..........................................   1/16/2007        92,925
Mr. Stecko.........................................   1/16/2007       226,675
Mr. Takeuchi.......................................   1/16/2007        92,925
Ms. Warner.........................................   1/16/2007        92,925




                                                    NUMBER OF        NUMBER OF
                                                     OPTIONS     RESTRICTED SHARES
                                                   OUTSTANDING      OUTSTANDING
NAME                                                   (#)              (#)
----                                               -----------   -----------------
Mr. Cramb........................................     16,475           3,500
Mr. Letham.......................................         --             747
Mr. Macher.......................................         --           3,500
Mr. Porter.......................................     35,000           3,500
Mr. Price........................................     35,000           3,500
Mr. Stecko.......................................     10,000           3,500
Mr. Takeuchi.....................................         --           3,500
Ms. Warner.......................................      6,502           3,500

     FEE STRUCTURE

     In 2007, each outside director was paid an annual retainer fee of $50,000 for service on the Board of Directors. In general, 100% of the retainer fee is to be paid in the form of common stock equivalents (the "directors' stock equivalents"), as described below. A director may elect, however, to have up to 40%, or $20,000, of the fee paid in cash. The outside directors also receive meeting attendance fees, committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be paid in directors' stock equivalents. Outside directors receive $1,000 for each in-person meeting of the Board of Directors attended, and $500 for each telephonic meeting. Outside directors who are members of the Audit Committee or the Compensation/Nominating/Governance Committee receive $1,000 for each in-person meeting, and $500 for each telephonic meeting attended. In 2007, each outside director who served as a Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee was paid a fee of $8,000 per chairmanship. Also, the lead independent director was paid a $6,000 retainer fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Outside directors who serve as members of the Audit Committee or Compensation/Nomination/Governance Committee are paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee receive $1,000 for each meeting of that committee attended. Director fees in 2007 also included additional cash payments to Messrs. Stecko ($100,000), Macher ($4,000) and Cramb ($4,000) for their respective roles in the search for our new CEO (which was completed in January 2007).

     COMMON STOCK EQUIVALENTS, OPTIONS AND RESTRICTED STOCK

     As described above, all or a portion of an outside director's retainer fee is generally paid in common stock equivalent units. These directors' stock equivalents are payable in cash or, at the our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant.

     Through 2005, each outside director generally received an annual grant of an option to purchase up to 5,000 shares of common stock in January. These directors' options: (a) were granted with per share exercise prices equal to 100% of the fair market value of a share of common stock on the day the option is granted; (b) in 2005, had terms of seven years (for prior periods, the terms were ten years); and (c) generally, fully vested six months from the grant date. Once vested, the directors' options are exercisable at any time during the option term. In December 2005, the Board of Directors determined to replace the annual option-grant program with annual awards of restricted stock. Accordingly, in January 2007, each outside director at the time was granted 3,500 shares of restricted stock, which vest on the first anniversary of the date of grant. Mr. Letham, who joined our Board of Directors in October 2007, was awarded 747 shares of restricted stock in October 2007.

     DEFERRED COMPENSATION PLAN

     We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $20,000, of his or her retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include stock equivalent units of our common stock, which may be paid out in either cash or, at the our option, shares of common stock.

COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     During fiscal 2007, Ms. Warner and Messrs. Porter, Stecko and Price served on the Compensation/Nominating/Governance Committee. From November 1998 to April 1999, Mr. Stecko served as our President and Chief Operating Officer, at a time when we held the former Tenneco Inc.'s automotive and packaging operations. Prior to that time, he served in other executive officer capacities in the former packaging operations. Mr. Stecko, having left our employment in April 1999 to become Chief Executive Officer of Packaging Corporation of America (which simultaneously purchased our former paperboard packaging operations), meets the independence standards for compensation and nominating committee membership under the NYSE listing standards.

                                  TENNECO INC.
                  COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Nominating/Governance Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation/Nominating/Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2007 and in this proxy statement.

          Compensation /Nominating /Governance Committee

                 David B. Price, Jr. -- Chairman
                 Roger B. Porter
                 Paul T. Stecko
                 Jane L. Warner

                            REPORT OF AUDIT COMMITTEE

GENERAL

     The Audit Committee comprises five directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the NYSE listing standards. In addition, the Board has designated Messrs. Cramb and Letham as "audit committee financial experts" under the applicable SEC rules. All of the members of Audit Committee satisfy the NYSE's financial literacy requirements.

REPORT

     The Audit Committee has furnished the following report:

     The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2007 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors ("Deloitte & Touche"), the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees" (as amended by Statement on Auditing Standards No. 90) and Regulation S-X Rule 2-07, "Communication with Audit Committees."

     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Deloitte & Touche its independence from our company and our management.

     The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended December 31, 2007 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

          Audit Committee

               Charles W. Cramb -- Chairman
               Dennis J. Letham
               Frank E. Macher
               Minsunobu Takeuchi
               Jane L. Warner

              RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent public accountants for us to examine our consolidated financial statements for the year ending December 31, 2008, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Deloitte & Touche LLP was engaged as our principal independent public accountants for 2002 through 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

AUDIT, AUDIT-RELATED, TAX AND ALL OTHER FEES

     The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended December 31, 2007 and 2006 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche"):

                                                        2007         2006
                                                     ----------   ----------
Audit fees(a)......................................  $5,441,700   $4,356,200
Audit-related fees(b)..............................     348,700      240,000
                                                     ----------   ----------
Total audit and audit-related fees.................   5,790,400    4,596,200
Tax fees:
  Compliance and tax audit support(c)..............   1,856,200    1,803,700
  Planning and consulting(d).......................     249,000      380,500
                                                     ----------   ----------
Total tax fees.....................................   2,105,200    2,184,200
All other fees.....................................          --           --
                                                     ----------   ----------
                                                     $7,895,600   $6,780,400
                                                     ==========   ==========



--------

(a)   Audit services in 2007 and 2006 consisted of:

     - Audit of our annual financial statements including audits of subsidiary financial statements required by local country laws

     - Audit of Management's assessment of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002

     - Reviews of our quarterly financial statements

     - Comfort letters, consents and other services related to SEC matters

(b)   Audit-related services in 2007 and 2006 consisted of:

     - Employee benefit plan audits

(c) Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings. Tax compliance services in 2007 and 2006 consisted of:

     - Federal, state and local income tax return assistance

     - Sales and use, property and other tax return assistance

                                            (Notes continued on following page.)

     - Transfer pricing documentation

     - Requests for technical advice from taxing authorities

     - Assistance with tax audits and appeals

(d) Tax planning and consulting services are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Tax planning and consulting services in 2007 and 2006 consisted of:

     - Tax advice related to intra-group transactions and restructurings

     - Tax planning related to certain foreign operations

     In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

     At a meeting held in September 2002, shortly after the adoption of the Sarbanes-Oxley Act of 2002 and its provisions regarding audit committee pre-approval of non-audit services provided by a public company's independent public accountants, the Audit Committee approved the continued provision to us of audit, audit-related and tax services as described above by Deloitte & Touche. In March 2003, after the SEC's adoption of final rules regarding provision of non-audit services by a public company's independent public accountants, the Audit Committee adopted a pre-approval policy regarding these services. All of the services performed by Deloitte & Touche in 2007 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee at its March 2003 meeting.

     The Audit Committee's pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that Deloitte & Touche may perform. The policy requires that, each fiscal year, a description of the services (the "Service List") expected to be performed by Deloitte & Touche in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

     Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year. Any proposed service exceeding 120% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

                       SOLICITATION OF PROXIES AND VOTING

     Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. Alternatively, in lieu of returning signed proxy cards, stockholders can submit a proxy over the Internet or by calling a specially designated telephone number which appears on the proxy cards. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to provide their voting instructions and confirm the proper recording of those instructions. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

     All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted
(i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2008, and (iii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

     A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Corporate Secretary of our company or by attending the Annual Meeting and voting in person.

     The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

     The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

     Assuming the presence of a quorum, the affirmative vote of (1) a majority of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Deloitte & Touche LLP as our independent public accountants for 2008.

     Because the election of directors is determined on the basis of a majority of the votes cast, abstentions have no effect on the election of directors. Because the vote standard for the approval of Deloitte & Touche LLP is a majority of shares present and entitled to vote, abstentions have the effect of a vote against and broker non-votes would have no effect on the proposal.

                           INCORPORATION BY REFERENCE

     To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled "Executive Compensation -- Tenneco Inc. Compensation/Nominating/Governance Committee Report on Executive Compensation" and "Report of Audit Committee" will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS -- INCLUSION IN COMPANY PROXY STATEMENT

     For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2009, the proposal must be received by December 3, 2008.

OTHER STOCKHOLDERS PROPOSALS -- DISCRETIONARY VOTING AUTHORITY AND BY-LAWS

     With respect to stockholder proposals not included in the Company's proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2009 annual meeting not included by or at the direction of the Board must be received not earlier than January 6, 2009, nor later than February 5, 2009.

                                        DAVID A. WARDELL
                                         Corporate Secretary

                                 --------------

WE WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO GENERAL COUNSEL, TENNECO INC., 500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS 60045.

                                NOTICE OF ANNUAL
                                MEETING AND
                                PROXY STATEMENT

                                -----------------------------

                                ANNUAL MEETING
                                OF STOCKHOLDERS
                                MAY 6, 2008

                                TENNECO INC.
                                500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS
                                60045

                                                (TENNECO LOGO)

TENNECO INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045                                       (TENNECO LOGO)

                                                                   April 2, 2008

Dear Benefit Plan Participant:

     The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held Tuesday, May 6, 2008, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice and proxy statement, which is being sent to all registered stockholders in connection with the Annual Meeting, is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote by May 1, 2008 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for director named in the proxy statement, FOR the approval of the appointment of Deloitte & Touche LLP as independent public accountants for 2008 and in the discretion of the proxies on all other matters as may be properly brought before the Annual Meeting.

     If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

     Your vote is confidential and will not be disclosed except as required by law.

     Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

                                YOUR BENEFITS COMMITTEE

                                  TENNECO INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 6, 2008
                                   10:00 A.M.

                                  TENNECO INC.
                              500 NORTH FIELD DRIVE
                           LAKE FOREST, ILLINOIS 60045


TENNECO INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045                                                PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 6, 2008.

The undersigned does hereby appoint Gregg M. Sherrill and David A. Wardell, and either of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Tenneco Inc. held of record by the undersigned at the close of business on March 11, 2008 and entitled to vote at the Annual Meeting of Stockholders of Tenneco Inc. to be held at 10:00 a.m., local time, May 6, 2008, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045 or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.


                      See reverse for voting instructions.

                                                       -------------------------
                                                       COMPANY #
                                                       -------------------------

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE-- TOLL FREE-- 1-800-560-1965-- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 5, 2008.

- Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET-- WWW.EPROXY.COM/TEN-- QUICK *** EASY *** IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 5, 2008.

- Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tenneco Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR ITEMS 1 AND 2.

Election of directors:
NOMINEES

                                  FOR       AGAINST     ABSTAIN                                     FOR       AGAINST       ABSTAIN

(1A)     Charles W. Cramb         / /         / /         / /       (1C)      Frank E. Macher       / /         / /           / /

(1B)     Dennis J. Letham         / /         / /         / /       (1D)      Roger B. Porter       / /         / /           / /

                              - Please fold here -

                                  FOR       AGAINST     ABSTAIN                                     FOR       AGAINST       ABSTAIN

(1E)     David B. Price, Jr.      / /         / /         / /       (1H)      Mitsunobu Takeuchi    / /         / /           / /

(1F)     Gregg M. Sherrill        / /         / /         / /       (1I)      Jane L. Warner        / /         / /           / /

(1G)     Paul T. Stecko           / /         / /         / /

2.    Approve appointment of Deloitte & Touche LLP as independent public
      accountants for 2008.      / / For     / / Against    / /  Abstain

3. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box / /
Indicate changes below:                    Date
                                               ---------------------------------

                                        ----------------------------------------


                                        ----------------------------------------

                                        Signature(s) in Box

                                        Please sign exactly as your name(s)
                                        appears on Proxy. If held in joint
                                        tenancy, all persons should sign.
                                        Trustees, administrators, etc., should
                                        include title and authority.
                                        Corporations should provide full name of corporation and title of authorized officer signing the Proxy.